Exhibit 99.1

First BanCorp. Announces Earnings for the Quarter and Year Ended December 31, 2021

  Net income of $73.6 million and $281.0 million, for the fourth quarter and year ended December 31, 2021, resulting in earnings per diluted share, of $0.35 and $1.31 for the same periods, respectively. Net income was $75.7 million, or $0.36 per diluted share, for the third quarter of 2021 and $102.3 million for the year ended December 31, 2020.
  Income before income taxes of $115.3 million and $427.8 million for the fourth quarter of 2021 and year ended December 31, 2021 compared to $112.7 million and $116.3 million for the third quarter of 2021 and year ended December 31, 2020.
  On a non-GAAP basis, adjusted pre-tax, pre-provision income of $104.9 million and $391.5 million for the fourth quarter of 2021 and year ended December 31, 2021, compared to $103.6 million and $299.8 million for the third quarter of 2021 and year ended December 31, 2020.
  Results for the fourth and third quarters of 2021 included the following items of note:
    Provision for credit losses was a net benefit of $12.2 million ($7.6 million after-tax, or an increase of $0.06 per diluted share) for the fourth quarter of 2021, reflecting, among other things, continued improvements in the long-term outlook of certain macroeconomic variables, and lower loans outstanding, mainly in the residential mortgage loan portfolio. The provision for credit losses for the third quarter of 2021 was a net benefit of $12.1 million ($7.6 million after-tax, or an increase of $0.04 per diluted share).
    Merger and restructuring costs of $1.9 million for the fourth quarter of 2021 ($1.2 million after-tax, or a decrease of $0.01 per diluted share) associated with the acquisition of Banco Santander Puerto Rico (“BSPR”), compared to $2.3 million for the third quarter of 2021 ($1.4 million after-tax, or a decrease of $0.01 per diluted share). Early in the third quarter of 2021, First BanCorp completed the conversion of the remaining BSPR’s core systems into FirstBank’s systems with the conversion of the deposit, debit card, online banking, automated teller machine (“ATM”), and cash management platforms.
  Net interest income decreased slightly to $184.1 million for the fourth quarter of 2021, compared to $184.7 million for the third quarter of 2021.
  Net interest margin remained relatively flat at 3.61% for the fourth quarter of 2021, compared to 3.60% for the third quarter of 2021. The mix of interest-earning assets also remained constant when compared to the third quarter, where the total average loans portfolio represented 55% of total average interest-earning assets and cash balances and investments securities comprised approximately 45% of total average interest-earnings assets.
  Non-interest income increased by $0.5 million to $30.4 million for the fourth quarter of 2021 compared to $29.9 million for the third quarter of 2021.
  Non-interest expenses decreased by $2.5 million to $111.5 million for the fourth quarter of 2021, compared to $114.0 million for the third quarter of 2021. Total non-interest expenses for the fourth quarter of 2021 included $1.9 million of merger and restructuring costs, compared to $2.3 million in the third quarter of 2021.
  Income tax expense was $41.6 million for the fourth quarter of 2021, compared to $37.1 million for the third quarter of 2021. The variance was primarily related to a higher effective tax rate for the year resulting from a higher proportion of taxable to exempt income than previously estimated for the year.
  Credit quality variances:
    Non-performing assets (“NPAs”) decreased by $14.3 million to $158.1 million as of December 31, 2021, compared to $172.4 million as of September 30, 2021. The decrease was driven primarily by the sale of a $3.1 million non-performing construction loan, as well as reductions of $5.5 million in nonaccrual residential mortgage loans and a decrease of $3.0 million in other real estate owned (“OREO”).
    An annualized net charge-offs to average loans ratio of 0.26 % for the fourth quarter of 2021, compared to 0.99% for the third quarter of 2021. A bulk sale of nonaccrual residential mortgage loans and related servicing advances added $23.1 million in net charge-offs in the third quarter of 2021. Excluding the effect of net charge-offs related to the bulk sale, the annualized net charge-offs to average loans ratio was 0.17% in the third quarter of 2021.
  Total deposits, excluding brokered deposits and government deposits, increased by $64.2 million to $14.2 billion as of December 31, 2021. The increase was primarily related to higher balances in savings and demand deposit accounts mainly in the Puerto Rico region, partially offset by a decrease in retail certificates of deposit (“CDs”).
  Government deposits decreased in the fourth quarter by $254.6 million and totaled $3.3 billion as of December 31, 2021, consisting of decreases of $141.3 million and $114.0 million in the Puerto Rico and Virgin Islands regions, respectively, partially offset by a slight increase of $0.7 million in the Florida region.
  Brokered CDs decreased by $8.1 million during the fourth quarter to $100.4 million as of December 31, 2021 and non-maturity brokered deposits decreased in the fourth quarter by $1.2 million to $247.5 million as of December 31, 2021.
  Total loans decreased in the fourth quarter by $75.5 million to $11.1 billion as of December 31, 2021. The decrease consisted of reductions of $45.7 million in commercial and construction loans and $111.6 million in residential mortgage loans, partially offset by an $81.9 million increase in consumer loans. The decrease in commercial and construction loans reflects, among other things, a $73.3 million reduction in Small Business Administration Paycheck Protection Program (“SBA PPP”) loans.
  Total loan originations, including refinancings, renewals and draws from existing commitments (other than credit card utilization activity), amounted to $1.3 billion in the fourth quarter of 2021, up $223.2 million compared to the third quarter of 2021.
  Liquidity levels have remained high with the ratio of cash and liquid securities to total assets at 27.0% as of December 31, 2021, compared to 27.3% as of September 30, 2021.
  During the fourth quarter, First BanCorp. repurchased 4.6 million shares of its common stock through private and open market transactions for a total purchase price of approximately $63.9 million. In addition, First BanCorp. executed the previously announced redemption of the $36.1 million outstanding preferred stock.
  Capital ratios remained higher than required regulatory levels for bank holding companies and well-capitalized banks. Estimated total capital, common equity tier 1 capital (“CET1”), tier 1 capital, and leverage ratios of 20.50%, 17.80%, 17.80%, and 10.14%, respectively, as of December 31, 2021. The tangible common equity ratio was 9.81% as of December 31, 2021.

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--January 26, 2022--First BanCorp. (the “Corporation” or “First BanCorp.”) (NYSE: FBP), the bank holding company for FirstBank Puerto Rico (“FirstBank” or “the Bank”), today reported net income of $73.6 million, or $0.35 per diluted share, for the fourth quarter of 2021, compared to $75.7 million, or $0.36 per diluted share, for the third quarter of 2021, and $50.1 million, or $0.23 per diluted share, for the fourth quarter of 2020. Financial results for the fourth quarter of 2021 include a net benefit of $12.2 million ($7.6 million after-tax, or an increase of $0.06 per diluted share) recorded to the provision for credit losses, compared to a net benefit of $12.1 million ($7.6 million after-tax, or an increase of $0.04 per diluted share) for the third quarter of 2021. In addition, during the fourth quarter of 2021, the Corporation recorded merger and restructuring costs of $1.9 million ($1.2 million after-tax, or a decrease of $0.01 per diluted share) related to the BSPR integration process and related restructuring initiatives, compared to $2.3 million ($1.4 million after-tax, or a decrease of $0.01 per diluted share) for the third quarter of 2021. In the fourth quarter the Corporation repurchased 4,619,014 shares of its common stock and redeemed the $36.1 million of outstanding preferred stock. Since the inception of the $300 million repurchase program through December 31, 2021, the Corporation has repurchased 16,740,467 shares of common stock at a cost of approximately $213.9 million or $12.78 per share, which includes transaction costs, and redeemed all of the $36.1 million in outstanding preferred stock. As of December 31, 2021, the Corporation has approximately $50 million of share repurchase authorization remaining under the current program.

For the year ended December 31, 2021, the Corporation reported net income of $281.0 million or $1.31 per diluted share, compared to $102.3 million, or $0.46 per diluted share, for the year ended December 31, 2020. Adjusted pre-tax, pre-provision income increased by 30.6% to $391.5 million in 2021 as compared to $299.8 million in the prior year. The results reflect the acquisition of Banco Santander on September 1, 2020. In addition, total NPAs decreased by $135.4 million, or 46.13%, to $158.1 million as of December 31, 2021, as compared to total NPAs as of December 31, 2020.

Aurelio Alemán, President and Chief Executive Officer of First BanCorp., commented: “We are extremely encouraged by another record quarter for our franchise as we report strong core performance across all business metrics. We generated $73.6 million in net income for the fourth quarter, representing $0.35 per diluted share, and reached $104.9 million in pre-tax, pre-provision income. Loan originations for the fourth quarter were $1.3 billion, the best quarter we have had this year, with strong originations in the Puerto Rico and Florida regions. However, total loans decreased in the quarter by $75.5 million largely driven by a $73.3 million reduction in SBA PPP loans, the repayment of four large commercial relationships in the Florida and Virgin Islands regions that amounted to $124.6 million and a $111.6 million reduction in residential mortgage loans, partially offset by strong auto and commercial originations. Asset quality continued to benefit from an improving economic outlook, with non-performing assets at 0.76% of total assets. Core deposits, net of brokered and government deposits, grew by $64.2 million during the quarter primarily in savings and demand deposit accounts in Puerto Rico.

Core results for the year reflect transformational progress on multiple fronts. We generated $281.0 million of net income, or $1.31 per diluted share, compared to $102.3 million or $0.46 per diluted share in 2020. We registered a 30.6% increase in adjusted pre-tax pre-provision income and grew total loan originations and renewals (excluding PPP and credit card utilization activity) by 20% when compared to 2020. We completed the timely integration of the acquired operations during the year, executing on all the operational efficiencies planned as part of the transaction and achieving the established financial targets. The transaction allowed us to expand our footprint, while strengthening our leadership position in the Puerto Rico market. Improved economic backdrop and strong tailwinds in our main market should continue to drive core performance in the near future. Moreover, the pandemic triggered an accelerated adoption of digital channels which continue to grow significantly, with digital engagement improving across all our digital functionalities. We are well positioned to compete in an increasingly digital banking system.

Finally, we delivered on our commitment to increase shareholder value. During the year, we returned 112% of 2021 earnings through the repurchase of $213.9 million in common shares, the redemption of $36.1 million in preferred stock, and the payment of $65.4 million in common stock dividends. Our ample capital position will allow us to continue growing the franchise, while delivering value to our shareholders.”

NON-GAAP DISCLOSURES

This press release includes certain non-GAAP financial measures, including adjusted net income, adjusted pre-tax, pre-provision income, adjusted net interest income and margin, adjusted non-interest expenses, tangible common equity, tangible book value per common share, certain capital ratios, and certain other financial measures that exclude the effect of items that management believes are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts (the “Special Items”), and should be read in conjunction with the discussion below in Basis of Presentation – Use of Non-GAAP Financial Measures, the accompanying tables (Exhibit A), which are an integral part of this press release, and the Corporation’s other financial information that is presented in accordance with GAAP.

SPECIAL ITEMS

The financial results for the fourth and third quarters of 2021 and fourth quarter of 2020 included the following significant Special Items:

Quarter ended December 31, 2021

- Merger and restructuring costs of $1.9 million ($1.2 million after-tax) in connection with the BSPR acquisition integration process and related restructuring initiatives. Merger and restructuring costs in the fourth quarter were primarily related to additional branch consolidations that are expected to be completed during the first half of 2022.

Quarter ended September 30, 2021

- Merger and restructuring costs of $2.3 million ($1.4 million after-tax) in connection with the BSPR acquisition integration process and related restructuring initiatives. Merger and restructuring costs in the third quarter were primarily related to system conversions completed early in the third quarter and other integration related efforts.

- Costs of $0.6 million ($0.4 million after-tax) related to COVID-19 pandemic response efforts, primarily costs related to additional cleaning, safety materials, and security measures.

Quarter ended December 31, 2020

- Merger and restructuring costs of $12.3 million ($7.7 million after-tax) in connection with the BSPR acquisition integration process and related restructuring initiatives. Merger and restructuring costs in the fourth quarter of 2020 included a $4.3 million charge associated with an Employee Voluntary Separation Program (“VSP”) offered to eligible employees in the Puerto Rico region. In addition to the charge associated with the VSP, merger and restructuring costs in the fourth quarter of 2020 primarily included bonuses, consulting fees, and expenses related to system conversions and other integration related efforts.

- Costs of $1.1 million ($0.7 million after-tax) related to the COVID-19 pandemic response efforts, primarily costs related to additional cleaning, safety materials, and security matters.

- Loss of $0.2 million realized on sales of available-for-sale investment securities. The loss realized at the tax-exempt international banking entity subsidiary level had no effect on the income tax expense recorded in the fourth quarter of 2020.

NET INCOME AND RECONCILIATION TO ADJUSTED NET INCOME (NON-GAAP)

Net income was $73.6 million for the fourth quarter of 2021, or $0.35 per diluted share, compared to $75.7 million for the third quarter of 2021, or $0.36 per diluted share. Adjusted net income was $74.8 million, or $0.36 per diluted share, for the fourth quarter of 2021, compared to $77.5 million, or $0.37 per diluted share, for the third quarter of 2021. The following table reconciles for the fourth and third quarters of 2021 and the fourth quarter of 2020 the net income to adjusted net income and adjusted earnings per share, which are non-GAAP financial measures that exclude the significant Special Items identified above.

	Quarter Ended	Quarter Ended	Quarter Ended
(In thousands, except per share information)	December 31, 2021	September 30, 2021	December 31, 2020

Net income, as reported (GAAP)	$73,639	$75,678	$50,138
Adjustments:
Merger and restructuring costs	1,853	2,268	12,321
Loss on sales of investment securities	-	-	182
COVID-19 pandemic-related expenses	4	640	1,125
Income tax impact of adjustments (1)	(696)	(1,091)	(5,042)
Adjusted net income (Non-GAAP)	$74,800	$77,495	$58,724
Preferred stock dividends	(446)	(669)	(669)
Excess of redemption value over carrying value of Series A through E Preferred
Stock redeemed	(1,234)	-	-
Adjusted net income attributable to common stockholders (Non-GAAP)	$73,120	$76,826	$58,055

Weighted-average diluted shares outstanding	204,705	207,796	$218,071

Earnings Per Share - diluted (GAAP)	$0.35	$0.36	$0.23

Adjusted Earnings Per Share - diluted (Non-GAAP)	$0.36	$0.37	$0.27

(1) See Basis of Presentation for the individual tax impact related to reconciling items.

INCOME BEFORE INCOME TAXES AND RECONCILIATION TO ADJUSTED PRE-TAX, PRE-PROVISION INCOME (NON-GAAP)

Income before income taxes was $115.3 million for the fourth quarter of 2021, compared to $112.7 million for the third quarter of 2021. Adjusted pre-tax, pre-provision income was $104.9 million for the fourth quarter of 2021, up $1.3 million from the third quarter of 2021. The following table reconciles income before income taxes to adjusted pre-tax, pre-provision income for the last five quarters:

(Dollars in thousands)	Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2021	2021	2021	2021	2020

Income before income taxes	$115,260	$112,735	$110,650	$89,172	$65,514
Less/Add: Provision for credit losses (benefit) expense	(12,209)	(12,082)	(26,155)	(15,252)	7,691
Add: Net loss on sales of investment securities	-	-	-	-	182
Add: COVID-19 pandemic-related expenses	4	640	1,105	1,209	1,125
Add: Merger and restructuring costs	1,853	2,268	11,047	11,267	12,321
Adjusted pre-tax, pre-provision income (1)	$104,908	$103,561	$96,647	$86,396	$86,833

Change from most recent prior quarter (in dollars)	$1,347	$6,914	$10,251	$(437)	$9,690
Change from most recent prior quarter (in percentage)	1.3%	7.2%	11.9%	-0.5%	12.6%

(1) Non-GAAP financial measure. See Basis of Presentation below for definition and additional information about this non-GAAP financial measure.

NET INTEREST INCOME

The following table sets forth information concerning net interest income for the last five quarters:

(Dollars in thousands)	Quarter Ended
	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Net Interest Income
Interest income	$198,435	$200,172	$201,459	$194,642	$198,700
Interest expense	14,297	15,429	16,676	18,377	20,933

Net interest income	$184,138	$184,743	$184,783	$176,265	$177,767

Average Balances
Loans and leases	$11,108,997	$11,223,926	$11,560,731	$11,768,266	$11,843,157
Total securities, other short-term investments and interest-bearing cash balances	9,140,313	9,134,121	7,898,975	6,510,960	6,057,360
Average interest-earning assets	$20,249,310	$20,358,047	$19,459,706	$18,279,226	$17,900,517

Average interest-bearing liabilities	$11,467,480	$11,718,557	$12,118,631	$11,815,179	$11,704,166

Average Yield/Rate
Average yield on interest-earning assets - GAAP	3.89%	3.90%	4.15%	4.32%	4.42%
Average rate on interest-bearing liabilities - GAAP	0.49%	0.52%	0.55%	0.63%	0.71%
Net interest spread - GAAP	3.40%	3.38%	3.60%	3.69%	3.71%
Net interest margin - GAAP	3.61%	3.60%	3.81%	3.91%	3.95%

Net interest income amounted to $184.1 million for the fourth quarter of 2021, a decrease of $0.6 million, compared to $184.7 million for the third quarter of 2021. The slight decrease in net interest income was mainly due to:

  A $1.5 million decrease in interest income on commercial and construction loans, primarily due to a decrease of approximately $1.2 million in earned fees on SBA PPP loans attributable to lower early cancellation of SBA PPP loans when compared to prior quarter.
  A $1.3 million decrease in interest income on residential mortgage loans, primarily due to the reduction in the average balance of this portfolio.

This decrease was partially offset by:

  A $1.3 million increase in interest income on consumer loans and finance leases, primarily due to an increase of approximately $91.5 million in the average balance of this portfolio, largely related to auto loans portfolio, which resulted in an increase in interest income of approximately $1.1 million.
  A $1.1 million decrease in interest expense, including, a decrease in the average balances of brokered CDs and retail certificate of deposits and a reduction in rates for time deposits, which resulted in a decrease in interest expense of approximately $1.0 million. In addition, during December 2021 approximately $120.0 million of FHLB advances matured and were repaid, resulting in a decrease of approximately $0.1 million of interest expense.

Net interest margin for the fourth quarter of 2021 increased slightly to 3.61%, when compared to 3.60% for the third quarter of 2021. The improvement on the net interest margin reflects a decrease on the average cost of interest-bearing deposits which showed a 3 basis points reduction as time deposits continue to reset at lower interest rates. Consistent with the third quarter, the average balance of interest-bearing cash deposited at the FED and investment securities continued to represent approximately 45% of total average interest-earning assets and the average balance of the loan portfolio represented 55% of total average interest-earning assets in the fourth quarter.

The fourth quarter results continue to reflect the effect of SBA PPP loans. Interest and earned deferred fees on SBA PPP loans in the fourth quarter of 2021 amounted to $5.0 million, compared to $6.5 million in the third quarter of 2021.

NON-INTEREST INCOME

The following table sets forth information concerning non-interest income for the last five quarters:

	Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(In thousands)	2021	2021	2021	2021	2020

Service charges on deposit accounts	$9,502	$8,690	$8,788	$8,304	$8,332
Mortgage banking activities	5,223	6,098	6,404	7,273	7,551
Net loss on investments	-	-	-	-	(182)
Other operating income	15,653	15,158	14,692	15,379	14,499
Non-interest income	$30,378	$29,946	$29,884	$30,956	$30,200

Non-interest income amounted to $30.4 million for the fourth quarter of 2021, compared to $29.9 million for the third quarter of 2021. The main variances within the components of non-interest income include:

  A $0.8 million increase in service charges on deposit accounts mostly due to higher account fees recognized for checking and savings accounts associated with a higher volume of transactions processed during the quarter.
  A $0.6 million gain, included as part of Other operating income in the table above, related to the settlement and collection of an insurance claim associated with a damaged property.

This increase was partially offset by:

  A $0.9 million decrease in revenues from mortgage banking activities, driven by a $0.3 million decrease in realized gains on sales of residential mortgage loans in the secondary market associated with a lower volume of sales and a decrease of $0.4 million related to the net change in mark-to-market gains and losses from both interest rate lock commitments and To-Be-Announced (“TBA”) mortgage-backed securities (“MBS”) forward contracts.

NON-INTEREST EXPENSES

The following table sets forth information concerning non-interest expenses for the last five quarters:

	Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(In thousands)	2021	2021	2021	2021	2020

Employees' compensation and benefits	$49,681	$50,220	$49,714	$50,842	$51,618
Occupancy and equipment	21,589	23,306	24,116	24,242	24,066
Deposit insurance premium	1,253	1,381	1,922	1,988	1,900
Other insurance and supervisory fees	2,127	2,249	2,360	2,362	2,720
Taxes, other than income taxes	5,138	5,238	5,576	6,199	5,795
Professional fees:
Collections, appraisals and other credit-related fees	874	1,451	1,080	1,310	1,218
Outsourcing technology services	7,909	8,878	11,946	12,373	12,524
Other professional fees	3,154	3,225	3,738	4,018	3,567
Credit and debit card processing expenses	5,523	5,573	6,795	4,278	6,397
Business promotion	5,794	3,370	3,225	2,970	3,163
Communications	2,268	2,250	2,407	2,462	2,462
Net (gain) loss on OREO operations	(1,631)	(2,288)	(139)	1,898	580
Merger and restructuring costs	1,853	2,268	11,047	11,267	12,321
Other	5,933	6,915	6,385	7,092	6,431
Total	$111,465	$114,036	$130,172	$133,301	$134,762

Non-interest expenses amounted to $111.5 million in the fourth quarter of 2021, a decrease of $2.5 million from $114.0 million in the third quarter of 2021. Included in non-interest expenses are the following Special Items:

  Merger and restructuring costs associated with the acquisition of BSPR of $1.9 million for the fourth quarter of 2021, compared to $2.3 million for the third quarter of 2021. Fourth quarter expenses are mostly related to four additional branch consolidations to be completed in the first half of 2022.
  COVID-19 pandemic-related expenses of $4 thousand for the fourth quarter of 2021, compared to $0.6 million for the third quarter of 2021. COVID-19 pandemic-related expenses for the fourth and third quarters of 2021 primarily consist of expenses associated with cleaning and security protocols, included as part of Occupancy and equipment in the table above.

On a non-GAAP basis, adjusted non-interest expenses, excluding the effect of the Special Items mentioned above, amounted to $109.6 million for the fourth quarter of 2021, compared to $111.1 million for the third quarter of 2021. The $1.5 million decrease in adjusted non-interest expenses reflects, among other things, the following significant variances:

  A $1.6 million decrease in total professional service fees, including a decrease of approximately $1.3 million resulting from the elimination of temporary technology processing and data-related costs of the acquired BSPR operations after completion of system conversions during the third quarter of 2021.
  A $1.1 million decrease in adjusted occupancy and equipment costs, which include a decrease of approximately $0.6 million resulting from the reversal of previously accrued expenses related to the resolution of a property tax contingency in the fourth quarter of 2021 and a decrease of approximately $0.3 million related to certain technology services not required after completion of conversion of the acquired BSPR operation.
  A $0.5 million decrease in employee’s compensation and benefits mainly associated with continued trend in vacant positions and an overall reduction in bonus expense.

Partially offset by:

  A $2.4 million increase in business promotion expenses. The increase was mainly due to a $2.2 million increase in advertising and sponsorship activities.
  A $0.7 million decrease in net gains on OREO operations mainly due to a $1.1 million decrease in net gains realized on the sales of OREO properties, including the effect in the third quarter of a $0.8 million gain recorded on the sale of a $20.7 million commercial OREO property in the Puerto Rico region.

The adjusted non-interest expense financial metric presented above is a non-GAAP financial measure. See Basis of Presentation for additional information and the reconciliation of total non-interest expense and certain non-interest expense components to adjusted total non-interest expense and certain adjusted non-interest expense components.

INCOME TAXES

The Corporation recorded an income tax expense of $41.6 million for the fourth quarter of 2021, compared to $37.1 million for the third quarter of 2021. The variance was primarily related to a higher effective tax rate resulting from a higher than previously estimated proportion of taxable to exempt income for the year.

The Corporation’s estimated effective tax rate, excluding entities with pre-tax losses from which a tax benefit cannot be recognized and discrete items, increased to 33.9% compared to 33.2% for the third quarter of 2021. As of December 31, 2021, the Corporation had a deferred tax asset of $208.5 million (net of a valuation allowance of $107.3 million, including a valuation allowance of $69.7 million against the deferred tax assets of the Corporation’s banking subsidiary, FirstBank).

CREDIT QUALITY

Non-Performing Assets

The following table sets forth information concerning non-performing assets for the last five quarters:

(Dollars in thousands)	December 31,	September 30,	June 30,	March 31,	December 31,
	2021	2021	2021	2021	2020
Nonaccrual loans held for investment:
Residential mortgage	$55,127	$60,589	$121,695	$132,339	$125,367
Commercial mortgage	25,337	26,812	27,242	28,548	29,611
Commercial and Industrial	17,135	18,990	18,835	19,128	20,881
Construction	2,664	6,093	6,175	6,378	12,971
Consumer and Finance leases	10,454	9,657	8,703	14,708	16,259
Total nonaccrual loans held for investment	110,717	122,141	182,650	201,101	205,089

OREO	40,848	43,798	66,586	79,207	83,060
Other repossessed property	3,687	3,550	3,470	4,544	5,357
Other assets (1)	2,850	2,894	2,928	-	-
Total non-performing assets (2)	$158,102	$172,383	$255,634	$284,852	$293,506

Past-due loans 90 days and still accruing (3)	$115,448	$148,322	$144,262	$160,884	$146,889
Nonaccrual loans held for investment to total loans held for investment	1.00%	1.10%	1.60%	1.73%	1.74%
Nonaccrual loans to total loans	1.00%	1.09%	1.60%	1.72%	1.73%
Non-performing assets to total assets	0.76%	0.81%	1.20%	1.47%	1.56%
(1)

Residential pass-through MBS issued by the Puerto Rico Housing Finance Authority held as part of the available-for-sale investment securities portfolio with an amortized cost of $3.6 million, recorded on the Corporation's books at its fair value of $2.9 million.

(2)

Excludes purchased-credit deteriorated ("PCD") loans previously accounted for under Accounting Standards Codification ("ASC") 310-30 for which the Corporation made the accounting policy election of maintaining pools of loans accounted for under ASC 310-30 as "units of account" both at the time of adoption of the current expected credit loss ("CECL") accounting standard on January 1, 2020 and on an ongoing basis for credit loss measurement. These loans accrete interest income based on the effective interest rate of the loan pools determined at the time of adoption of the CECL accounting standard and will continue to be excluded from nonaccrual loan statistics as long as the Corporation can reasonably estimate the timing and amount of cash flows expected to be collected on the loan pools. The amortized cost of such loans as of December 31, 2021, September 30,2021, June 30, 2021, March 31, 2021 and December 31, 2020 amounted to $117.5 million, $120.7 million, $125.2 million, $128.4 million and $130.9 million, respectively.

(3)

These include rebooked loans, which were previously pooled into Government National Mortgage Association ("GNMA") securities, amounting to $7.2 million (September 30, 2021 - $8.5 million; June 30, 2021 - $8.0 million; March 31, 2021 - $17.2 million; December 31, 2020 - $10.7 million). Under the GNMA program, the Corporation has the option but not the obligation to repurchase loans that meet GNMA's specified delinquency criteria. For accounting purposes, the loans subject to the repurchase option are required to be reflected on the financial statements with an offsetting liability.

Variances in credit quality metrics:

  Total non-performing assets decreased by $14.3 million to $158.1 million as of December 31, 2021, compared to $172.4 million as of September 30, 2021. Total nonaccrual loans held for investment decreased by $11.4 million to $110.7 million as of December 31, 2021, compared to $122.1 million as of September 30, 2021.

The decrease in non-performing assets consisted of:

- A $6.8 million decrease in nonaccrual commercial and construction loans, primarily due to the sale of a $3.1 million nonaccrual construction loan in the Puerto Rico region.

- A $5.5 million decrease in nonaccrual residential mortgage loans, mostly driven by collections and loans restored to accrual status during the fourth quarter.

Partially offset by:

- A $0.8 million increase in nonaccrual consumer loans, primarily auto loans. Notwithstanding, the ratio of nonaccrual loans to total consumer loans continued to decrease by virtue of the underlying positive loan growth.

  Inflows to nonaccrual loans held for investment were $15.0 million, a $1.9 million decrease compared to inflows of $16.9 million in the third quarter of 2021. Inflows to nonaccrual consumer loans were $10.0 million, an increase of $1.0 million compared to inflows of $9.0 million in the third quarter of 2021. Inflows to nonaccrual residential mortgage loans were $3.6 million in the fourth quarter of 2021, a decrease of $2.7 million compared to inflows of $6.3 million in the third quarter of 2021. Inflows to nonaccrual commercial and construction loans were $1.5 million in the fourth quarter of 2021, a decrease of $0.1 million compared to inflows of $1.6 million in the third quarter of 2021. See Early Delinquency, CARES Act Modifications, and SBA PPP Loans below for additional information.
  Adversely classified commercial and construction loans decreased by $65.0 million to $177.3 million as of December 31, 2021, mostly driven by the upgrades of the credit risk classification of two commercial relationships in the Puerto Rico region totaling $31.3 million, the sale of a $3.1 million construction loan in the Puerto Rico region and the sale of a $15.1 million classified commercial loan in the Florida region.
  Total Troubled Debt Restructured (“TDR”) loans held for investment were $414.7 million as of December 31, 2021, down $13.9 million from September 30, 2021. Approximately $363.4 million of total TDR loans held for investment were in accrual status as of December 31, 2021. These figures exclude $57.6 million of TDR residential mortgage loans guaranteed by the U.S. federal government (i.e., Federal Housing Administration and Veterans Administration loans).

Early Delinquency, CARES Act Modifications, and SBA PPP Loans

Total loans in early delinquency (i.e., 30-89 days past due loans, as defined in regulatory reporting instructions) amounted to $90.3 million as of December 31, 2021, a decrease of $17.0 million, compared to $107.3 million as of September 30, 2021. The variances by major portfolio categories are as follows:

- Commercial and construction loans in early delinquency decreased in the fourth quarter by $21.8 million to $6.7 million as of December 31, 2021. The decrease is mostly related to the payoff of a $5.4 million commercial real estate loan and the refinancing of three commercial and construction loans, totaling approximately $8.1 million, that matured during the third quarter and were in the process of being renewed.

- Residential mortgage loans in early delinquency decreased by $2.1 million to $34.2 million as of December 31, 2021, and consumer loans in early delinquency increased by $6.9 million to $49.4 million as of December 31, 2021.

As of December 31, 2021, commercial loans totaling $342.4 million, or 3.10% of the balance of the total loan portfolio held for investment, were permanently modified under the provisions of Section 4013 of the Coronavirus Aid, Relief, and Economic Security (the “CARES”) Act of 2020, as amended by Section 541 of the Consolidated Appropriations Act. These permanent modifications primarily relate to loans to commercial borrowers in industries with longer expected recovery times, mostly hospitality, retail and entertainment industries.

Allowance for Credit Losses

The following table summarizes the activity of the allowance for credit losses (“ACL”) for on-balance sheet and off-balance sheet exposures during the fourth and third quarters of 2021:

	Quarter Ended December 31, 2021
	Loans and	Unfunded Loan		Held-to-Maturity	Availabe-for-Sale
Allowance for Credit Losses	Finance Leases	Commitments		Debt Securities	Debt Securities	Total
(In thousands)
Allowance for credit losses, beginning balance	$288,360	$1,759		$8,317	$1,157	$299,593
Provision for credit losses (benefit) expense	(12,241)	(222)		254	-	(12,209)
Net charge-offs	(7,089)	-		-	(52)	(7,141)
Allowance for credit losses, end of period	$269,030	$1,537	(1)	$8,571	$1,105	$280,243

(1) Included in accounts payable and other liabilities.

	Quarter Ended September 30, 2021
	Loans and	Unfunded Loan		Held-to-Maturity	Availabe-for-Sale
Allowance for Credit Losses	Finance Leases	Commitments		Debt Securities	Debt Securities	Total
(In thousands)
Allowance for credit losses, beginning balance	$324,958	$2,730		$10,685	$1,166	$339,539
Provision for credit losses (benefit) expense	(8,734)	(971)		(2,368)	(9)	(12,082)
Net charge-offs	(27,864)	-		-	-	(27,864)
Allowance for credit losses, end of period	$288,360	$1,759	(1)	$8,317	$1,157	$299,593

(1) Included in accounts payable and other liabilities.

The main variances of the total ACL by main categories are discussed below:

Allowance for Credit Losses for Loans and Finance Leases

The following table sets forth information concerning the ACL for loans and finance leases during the periods indicated:

	Quarter Ended
(Dollars in thousands)	December 31,	September 30,		June 30,	March 31,	December 31,
	2021	2021		2021	2021	2020

Allowance for credit losses, beginning balance	$288,360	$324,958		$358,936	$385,887	$384,718
Provision for credit losses (benefit) expense	(12,241)	(8,734)		(26,302)	(14,443)	10,186
Net (charge-offs) recoveries of loans:
Residential mortgage	(988)	(23,450)	(1)	(1,987)	(2,092)	(1,642)
Commercial mortgage	(56)	(386)		(31)	(740)	1,769
Commercial and Industrial	(702)	327		5,809	(545)	(367)
Construction	12	35		38	(9)	102
Consumer and finance leases	(5,355)	(4,390)		(11,505)	(9,122)	(8,879)
Net charge-offs	(7,089)	(27,864)		(7,676)	(12,508)	(9,017)
Allowance for credit losses on loans and finance leases, end of period	$269,030	$288,360		$324,958	$358,936	$385,887

Allowance for credit losses on loans and finance leases to period end total loans held for investment	2.43%	2.59%		2.85%	3.08%	3.28%
Net charge-offs (annualized) to average loans outstanding during the period	0.26%	0.99%		0.27%	0.43%	0.30%
Provision for credit losses on loans and finance leases to net charge-offs during the period	-1.73x	-0.31x		-3.43x	-1.15x	1.13x
(1) Includes net charge-offs totaling $23.1 million associated with the bulk sale of residential mortgage nonaccrual loans and related servicing advance receivables.
  As of December 31, 2021, the ACL for loans and finance leases was $269.0 million, down $19.3 million from September 30, 2021. The reduction of the ACL for residential mortgage loans was $8.4 million in the fourth quarter, primarily due to an overall reduction in the size of this portfolio, as well as reductions related to the continued improvement in the long-term outlook of macroeconomic variables and their impact on qualitative reserves. In addition, there was an ACL net reduction of $14.9 million for commercial and construction loans reflecting, among other things, continued improvements in the long-term outlook of macroeconomic variables to which the reserve is correlated and the overall decline in the size of the commercial and construction loan portfolio. The ACL for consumer loans increased by $4.0 million in the fourth quarter, primarily reflecting the effect of the increase in the size of the consumer loan and finance leases portfolios, and to a certain extent, some increase in cumulative historical charge-off levels mostly related to the credit card loan portfolio.
  The provision for credit losses on loans and finance leases was a net benefit of $12.2 million for the fourth quarter of 2021, compared to a net benefit of $8.7 million in the third quarter of 2021. The following table shows the breakdown of the provision for credit losses net benefit by portfolio for the fourth and third quarters of 2021:

	Quarter Ended December 31, 2021
(In thousands)	Residential Mortgage Loans	Commercial Loans (including Commercial Mortgage, C&I, and Construction)	Consumer Loans and Finance Leases	Total

Provision for credit losses on loans and finance leases (benefit) expense	$(7,401)	$(14,224)	$9,384	$(12,241)

	Quarter Ended September 30, 2021
(In thousands)	Residential Mortgage Loans	Commercial Loans (including Commercial Mortgage, C&I, and Construction)	Consumer Loans and Finance Leases	Total

Provision for credit losses on loans and finance leases expense (benefit)	$(6,206)	$(8,582)	$6,054	$(8,734)

- Provision for credit losses for the commercial and construction loan portfolio was a net benefit of $14.2 million for the fourth quarter of 2021, compared to a net benefit of $8.6 million in the third quarter of 2021. The net benefit recorded in the fourth quarter of 2021, reflects reductions in qualitative reserves mostly associated with continued improvements in the long-term outlook of forecasted macroeconomic variables, primarily in the commercial real estate price index, and the overall decrease in the size of the commercial and construction loan portfolios.

- Provision for credit losses for the residential mortgage loan portfolio was a net benefit of $7.4 million for the fourth quarter of 2021, compared to a benefit of $6.2 million in the third quarter of 2021. The net benefit recorded for the fourth quarter of 2021 was primarily related to the overall decrease in the size of the residential mortgage portfolio and continued improvements in the long-term outlook of forecasted macroeconomic variables, such as unemployment rate and housing price index.

- Provision for credit losses for the consumer loans and finance leases portfolio was $9.4 million for the fourth quarter of 2021, compared to $6.1 million in the third quarter of 2021. The charges to the provision in the fourth quarter of 2021 were primarily related to the increase in the size of the auto and finance leases loan portfolios and some increase in cumulative historical charge-off levels related to the credit card loans portfolio.

  The ratio of the ACL for loans and finance leases to total loans held for investment was 2.43% as of December 31, 2021, compared to 2.59% as of September 30, 2021. No ACL was allocated to SBA PPP loans since they are fully guaranteed. On a non-GAAP basis, excluding SBA PPP loans, the ratio of the ACL for loans and finance leases to adjusted total loans held for investment was 2.46% as of December 31, 2021, compared to 2.64% as of September 30, 2021. The ratio of the total ACL for loans and finance leases to nonaccrual loans held for investment was 243% as of December 31, 2021, compared to 236% as of September 30, 2021.

The following table sets forth information concerning the composition of the Corporation’s ACL for loans and finance leases as of December 31, 2021 and September 30, 2021 by loan category:

(Dollars in thousands)	Residential Mortgage Loans	Commercial Loans (including Commercial Mortgage, C&I, and Construction)	Consumer and Finance Leases	Total

As of December 31, 2021

Total loans held for investment:
Amortized cost	$2,978,895	$5,193,719	$2,888,044	$11,060,658
Allowance for credit losses on loans	74,837	91,103	103,090	269,030
Allowance for credit losses on loans to amortized cost	2.51%	1.75%	3.57%	2.43%

As of September 30, 2021

Total loans held for investment:
Amortized cost	$3,095,015	$5,239,422	$2,806,145	$11,140,582
Allowance for credit losses on loans	83,226	106,073	99,061	288,360
Allowance for credit losses on loans to amortized cost	2.69%	2.02%	3.53%	2.59%

Net Charge-Offs

The following table presents ratios of annualized net charge-offs (recoveries) to average loans held-in-portfolio:

	Quarter Ended
	December 31,	September 30,		June 30,	March 31,	December 31,
	2021	2021		2021	2021	2020

Residential mortgage	0.13%	2.94%	(1)	0.24%	0.24%	0.18%

Commercial mortgage	0.01%	0.07%		0.01%	0.13%	-0.31%

Commercial and Industrial	0.10%	-0.04%		-0.74%	0.07%	0.05%

Construction	-0.03%	-0.08%		-0.09%	0.02%	-0.21%

Consumer and finance leases	0.75%	0.64%		1.72%	1.39%	1.37%

Total loans	0.26%	0.99%	(1)	0.27%	0.43%	0.30%
(1)

Includes net charge-offs totaling $23.1 million associated with the bulk sale of residential mortgage nonaccrual loans and related servicing advance receivables. Excluding net charge-offs associated with the bulk sale, residential mortgage and total net charge-offs to related average loans for the third quarter of 2021 was 0.05% and 0.17%, respectively.

The ratios above are based on annualized net charge-offs and are not necessarily indicative of the results expected in subsequent periods.

Net charge-offs were $7.1 million for the fourth quarter of 2021, or an annualized 0.26% of average loans, compared to $27.9 million, or an annualized 0.99% of average loans, in the third quarter of 2021. The bulk sale of $52.5 million nonaccrual residential mortgage loans and related servicing advance receivables added $23.1 million in net charge-offs in the third quarter. Adjusted for those net charge-offs, total net charge-offs in the third quarter were $4.8 million, or an annualized 0.17% of average loans. The variances in net charge-offs by portfolio categories consisted of:

  A $22.5 million decrease in residential mortgage loan net charge-offs, related to the $23.1 million of net charge-offs recorded in connection with nonaccrual loans sold in the third quarter.
  A $0.7 million increase in commercial and construction loan net charge-offs.
  A $1.0 million increase in consumer loan net charge-offs, driven by higher charge-offs taken on auto loans, credit card loans and small personal loans.

Allowance for Credit Losses for Unfunded Loan Commitments

The Corporation estimates expected credit losses over the contractual period during which the Corporation is exposed to credit risk as a result of a contractual obligation to extend credit, such as pursuant to unfunded loan commitments and standby letters of credit for commercial and construction loans, unless the obligation is unconditionally cancellable by the Corporation. The ACL for off-balance sheet credit exposures is adjusted as a provision for credit loss expense. As of December 31, 2021, the ACL for off-balance sheet credit exposures was $1.5 million, down $0.3 million from $1.8 million as of September 30, 2021.

Allowance for Credit Losses for Held-to-Maturity Debt Securities

As of December 31, 2021, the held-to-maturity debt securities portfolio consisted of Puerto Rico municipal bonds. As of December 31, 2021, the ACL for held-to-maturity debt securities was $8.6 million compared to $8.3 million as of September 30, 2021.

Allowance for Credit Losses for Available-for-Sale Debt Securities

As of December 31, 2021, the ACL for available-for-sale debt securities was $1.1 million, relatively unchanged from September 30, 2021.

STATEMENT OF FINANCIAL CONDITION

Total assets were approximately $20.8 billion as of December 31, 2021, down $470.9 million from September 30, 2021.

The following variances within the main components of total assets are noted:

  A $115.1 million decrease in cash and cash equivalents mainly attributable to the repurchase of 4.6 million shares of common stock for a total purchase price of $63.9 million and the redemption of $36.1 million in Series A through E Preferred Stocks in the fourth quarter.
  A $240.9 million decrease in investment securities, mainly driven by prepayments of approximately $276.3 million of U.S. agencies MBS and a $50.3 million decrease in the fair value of available-for-sale investment securities attributable to changes in market interest rates, partially offset by purchases of U.S. government and agencies securities totaling $111.4 million during the fourth quarter.
  A $75.5 million decrease in total loans. The decrease consisted of reductions of $42.0 million in the Florida region, and $35.2 million in the Virgin Island region, partially offset by a $1.8 million increase in the Puerto Rico region. On a portfolio basis, the decrease consisted of reductions of $45.7 million in commercial and construction loans (including a $73.3 million decrease in the SBA PPP loan portfolio), and $111.6 million in residential mortgage loans, partially offset by an increase of $81.9 million in consumer loans, including a $91.4 million increase in auto loans and leases. Excluding the $73.3 million decrease in the carrying value of the SBA PPP loan portfolio, the commercial and construction loans increased by $27.6 million reflecting, strong originations in the commercial and industrial portfolio partially offset by the repayment of four large commercial relationships in the Florida and Virgin Islands regions that amounted to $124.6 million, including an early payoff of a $54.3 million commercial loan in the Florida region.

The increase in the Puerto Rico region consisted of increases of $83.7 million in consumer loans, primarily auto loans and finance leases, and $3.7 million in commercial and construction loans (net of a $55.3 million decrease in the SBA PPP loan portfolio) partially offset by a decrease of $85.5 million in the residential mortgage loan portfolio. Excluding the $55.3 million decrease in the SBA PPP loan portfolio, commercial and construction loans in the Puerto Rico region increased by $59.0 million. The decline in the residential mortgage loan portfolio reflects repayments and charge-offs, which more than offset the volume of new loan originations kept on the balance sheet. Approximately 80% of the $125.9 million residential mortgage loan originations in the Puerto Rico region during the fourth quarter of 2021 consisted of conforming loan originations and refinancings. Conforming mortgage loans are generally originated with the intent to sell in the secondary market to the Government National Mortgage Association (“GNMA”) and U.S. government-sponsored agencies. The growth in consumer loans was driven by new loan originations, primarily auto loans and finance leases, partially offset by reductions in the balances of personal loans and credit card loans.

The decrease in total loans in the Florida region consisted of reductions of $16.7 million in commercial and construction loans (including an $11.8 million decrease in the SBA PPP loan portfolio), $23.2 million in residential mortgage loans, and $2.2 million in consumer loans. Excluding the decrease in the SBA PPP loan portfolio, commercial and construction loans in the Florida region decreased by $4.9 million, mainly due to the early payoff of a large commercial loan amounting to $54.3 million and the sale of a $15.1 million adversely classified loan related to a commercial relationship in the transportation industry, partially offset by two commercial loan originations amounting to $54.3 million.

The decrease in total loans in the Virgin Islands region consisted of a reduction of $32.7 million in commercial and construction loans, mainly related to a $6.2 million decrease in the SBA PPP loan portfolio and the repayment of a $23.2 million commercial and industrial loan, and a reduction of $2.9 million in residential mortgage loans, partially offset by a $0.4 million increase in consumer loans.

Total loan originations, including refinancings, renewals and draws from existing commitments (excluding credit card utilization activity), amounted to $1.3 billion in the fourth quarter of 2021, up $223.2 million compared to the third quarter of 2021. Increase in total loan originations primarily consisted of: (i) a $220.3 million increase in commercial and construction loan originations; (ii) a $7.7 million increase in residential mortgage loan originations, primarily in the Puerto Rico region, and (iii) a $4.9 million decrease in consumer loan originations.

Total loan originations in the Puerto Rico region amounted to $987.8 million in the fourth quarter of 2021, up $159.2 million when compared to $828.6 million in the third quarter of 2021. The $159.2 million increase in total loan originations in the Puerto Rico region consisted of (i) a $154.1 million increase in commercial and construction loan originations, (ii) a $10.5 million increase in residential mortgage loan originations; and (iii) an $5.4 million decrease in consumer loan originations.

Total loan originations in the Florida region amounted to $284.2 million in the fourth quarter of 2021, compared to $241.6 million in the third quarter of 2021. The increase of $42.6 million in total loan originations in the Florida region consisted of (i) a $48.3 million increase in commercial and construction loan originations, driven by two originations totaling $54.3 million and a (ii) a $5.6 million decrease in residential mortgage loan originations.

Total loan originations in the Virgin Islands region amounted to $41.5 million in the fourth quarter of 2021, compared to $20.1 million in the third quarter of 2021. The increase of $21.4 million in total loan originations consisted of (i) a $17.9 million increase in commercial and construction loan originations and (ii) a $2.9 million increase in residential mortgage loan originations and (iii) a $0.5 million increase in consumer loan originations.

Total liabilities were approximately $18.7 billion as of December 31, 2021, down $374.7 million from September 30, 2021.

The decrease in total liabilities was mainly due to:

  A $254.6 million decrease in government deposits, consisting of reductions of $141.3 million in the Puerto Rico region and $114.0 million in the Virgin Islands region, partially offset by an increase of $0.7 million in the Florida region. The decrease in the Puerto Rico region reflects reduction in balances of transactional accounts of public corporations, agencies of the central government, and certain municipalities. The decrease in the Virgin Islands region was driven by a portion of American Rescue Plan Act (“ARPA”) federal funds previously received that are being deployed for its intended use.
  A $120.0 million decrease related to repayment at maturity of FHLB advances that carried an average cost of approximately 2.65%.

Total stockholders’ equity amounted to $2.1 billion as of December 31, 2021, a decrease of $96.2 million from September 30, 2021. The decrease was driven by the repurchase of 4.6 million shares of common stock for a total purchase price of approximately $63.9 million, the redemption of $36.1 million of the Series A through E Preferred Stock payment of quarterly dividend to common stock shareholders of $20.5 million and a $50.3 million decrease recorded as part of Other comprehensive (loss) income in the consolidated statements of financial condition, mostly attributable to the change in the fair value of available-for-sale investment securities. These variances were partially offset by earnings generated in the fourth quarter.

As of December 31, 2021, capital ratios exceeded the required regulatory levels for bank holding companies and well-capitalized banks. The Corporation’s estimated common equity tier 1 capital, tier 1 capital, total capital and leverage ratios under the Basel III rules were 17.80%, 17.80%, 20.50%, and 10.14%, respectively, as of December 31, 2021, compared to common equity tier 1 capital, tier 1 capital, total capital and leverage ratios of 17.62%, 17.92%, 20.67%, and 10.17%, respectively, as of September 30, 2021.

Meanwhile, the estimated common equity tier 1 capital, tier 1 capital, total capital and leverage ratios of our banking subsidiary, FirstBank Puerto Rico, were 18.12%, 19.03%, 20.23%, and 10.85%, respectively, as of December 31, 2021, compared to common equity tier 1 capital, tier 1 capital, total capital and leverage ratios of 17.62%, 18.95%, 20.20%, and 10.75%, respectively, as of September 30, 2021.

Tangible Common Equity

The Corporation’s tangible common equity ratio decreased to 9.81% as of December 31, 2021, compared to 9.87% as of September 30, 2021.

The following table presents a reconciliation of the Corporation’s tangible common equity and tangible assets over the last five quarters to the most comparable GAAP items:

(In thousands, except ratios and per share information)
	December 31,	September 30,	June 30,	March 31,	December 31,
	2021	2021	2021	2021	2020
Tangible Equity:
Total equity - GAAP	$2,101,767	$2,197,965	$2,204,955	$2,220,425	$2,275,179
Preferred equity	-	(36,104)	(36,104)	(36,104)	(36,104)
Goodwill	(38,611)	(38,611)	(38,611)	(38,611)	(38,632)
Purchased credit card relationship intangible	(1,198)	(1,992)	(2,855)	(3,768)	(4,733)
Core deposit intangible	(28,571)	(30,494)	(32,416)	(34,339)	(35,842)
Insurance customer relationship intangible	(165)	(203)	(241)	(280)	(318)

Tangible common equity	$2,033,222	$2,090,561	$2,094,728	$2,107,323	$2,159,550

Tangible Assets:
Total assets - GAAP	$20,785,275	$21,256,154	$21,369,962	$19,413,734	$18,793,071
Goodwill	(38,611)	(38,611)	(38,611)	(38,611)	(38,632)
Purchased credit card relationship intangible	(1,198)	(1,992)	(2,855)	(3,768)	(4,733)
Core deposit intangible	(28,571)	(30,494)	(32,416)	(34,339)	(35,842)
Insurance customer relationship intangible	(165)	(203)	(241)	(280)	(318)

Tangible assets	$20,716,730	$21,184,854	$21,295,839	$19,336,736	$18,713,546

Common shares outstanding	201,827	206,496	210,649	218,629	218,235

Tangible common equity ratio	9.81%	9.87%	9.84%	10.90%	11.54%
Tangible book value per common share	$10.07	$10.12	$9.94	$9.64	$9.90

Exposure to Puerto Rico Government

As of December 31, 2021, the Corporation had $360.1 million of direct exposure to the Puerto Rico government, its municipalities and public corporations, compared to $362.6 million as of September 30, 2021. As of December 31, 2021, approximately $187.8 million of the exposure consisted of loans and obligations of municipalities in Puerto Rico that are supported by assigned property tax revenues and for which, in most cases, the good faith, credit and unlimited taxing power of the applicable municipality have been pledged to their repayment, and $122.8 million consisted of municipal revenue or special obligation bonds. The Corporation’s total direct exposure to the Puerto Rico government also included $12.5 million in loans extended to an affiliate of a public corporation, $33.4 million in loans to an agency of the Puerto Rico central government, and obligations of the Puerto Rico government, specifically a residential pass-through MBS issued by the Puerto Rico Housing Finance Authority (“PRHFA”), at an amortized cost of $3.6 million (fair value of $2.9 million as of December 31, 2021), included as part of the Corporation’s available-for-sale investment securities portfolio. This residential pass-through MBS issued by the PRHFA is collateralized by certain second mortgages and had an unrealized loss of $0.7 million as of December 31, 2021, of which $0.3 million is due to credit deterioration and was charged against earnings through an ACL during 2020.

The aforementioned exposure to municipalities in Puerto Rico included $178.1 million of financing arrangements with Puerto Rico municipalities that were issued in bond form but underwritten as loans with features that are typically found in commercial loans. These bonds are accounted for as held-to-maturity investment securities. As of December 31, 2021, the ACL for these securities was $8.5 million, compared to $8.3 million as of September 30, 2021.

As of December 31, 2021, the Corporation had $2.7 billion of public sector deposits in Puerto Rico, compared to $2.8 billion as of September 30, 2021. Approximately 19% of the public sector deposits as of December 31, 2021 was from municipalities and municipal agencies in Puerto Rico and 81% was from public corporations, the Puerto Rico central government and agencies, and U.S. federal government agencies in Puerto Rico.

Conference Call / Webcast Information

First BanCorp.’s senior management will host an earnings conference call and live webcast on Wednesday, January 26, 2022, at 10:00 a.m. (Eastern Time). The call may be accessed via a live Internet webcast through the investor relations section of the Corporation’s web site: www.1firstbank.com or through a dial-in telephone number at (844) 200-6205 or (929) 526–1599 for international callers. The participant access code is 076605. The Corporation recommends that listeners go to the web site at least 15 minutes prior to the call to download and install any necessary software. Following the webcast presentation, a question and answer session will be made available to research analysts and institutional investors. A replay of the webcast will be archived in the investor relations section of First BanCorp.’s website, www.1firstbank.com, until January 26, 2023. A telephone replay will be available one hour after the end of the conference call through February 25, 2022 at (929) 458-6194 or (866) 813-9403 for international callers. The replay access code is 590642.

Safe Harbor

This press release may contain “forward-looking statements” concerning the Corporation’s future economic, operational and financial performance. The words or phrases “expect,” “anticipate,” “intend,” “should,” “would,” “believe” and similar expressions are meant to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created by such sections. The Corporation cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date hereof, and advises readers that any such forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, estimates and assumptions by us that are difficult to predict. Various factors, some of which are beyond our control, including, but not limited to, the following, could cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements: uncertainties relating to the impact of the COVID-19 pandemic, including new variants and mutations of the virus, such as the Omicron variant, and the efficacy and acceptance of various vaccines and treatments for the disease, on the Corporation’s business, operations, employees, credit quality, financial condition and net income, including because of uncertainties as to the extent and duration of the pandemic and the impact of the pandemic on consumer spending, borrowing and saving habits, the underemployment and unemployment rates, which can adversely affect repayment patterns, the Puerto Rico economy and the global economy, as well as the risk that the COVID-19 pandemic may exacerbate any other factor that could cause our actual results to differ materially from those expressed in or implied by any forward-looking statements; risks related to the effect on the Corporation and its customers of governmental, regulatory, or central bank responses to the COVID-19 pandemic and the Corporation’s participation in any such responses or programs, such as the SBA PPP established by the CARES Act of 2020, including any judgments, claims, damages, penalties, fines or reputational damage resulting from claims or challenges against the Corporation by governments, regulators, customers or otherwise, relating to the Corporation’s participation in any such responses or programs; risks, uncertainties and other factors related to the Corporation’s acquisition of BSPR, including the risk that the Corporation may not realize, either fully or on a timely basis, the cost savings and any other synergies from the acquisition that the Corporation expected, because of deposit attrition, customer loss and/or revenue loss as a result of unexpected factors or events, including those that are outside of our control; uncertainty as to the ultimate outcomes of actions taken, or those that may be taken, by the Puerto Rico government, or the oversight board established by the Puerto Rico Oversight, Management, and Economic Stability Act (“PROMESA”) to address the Commonwealth of Puerto Rico’s financial situation, including a court-supervised debt restructuring process similar to U.S. bankruptcy protection undertaken pursuant to Title III of PROMESA, the designation by the PROMESA oversight board of Puerto Rico municipalities as instrumentalities covered under PROMESA, the effects of measures included in the Puerto Rico government fiscal plan, or any revisions to it, on our clients and loan portfolios, and any potential impact from future economic or political developments in Puerto Rico; the impact that a resumption of the slowing economy and increased unemployment or underemployment may have on the performance of our loan and lease portfolio, the market price of our investment securities, the availability of sources of funding and the demand for our products; uncertainty as to the availability of wholesale funding sources, such as securities sold under agreements to repurchase, FHLB advances and brokered CDs; the effect of a resumption of deteriorating economic conditions in the real estate markets and the consumer and commercial sectors and their impact on the credit quality of the Corporation’s loans and other assets, which may contribute to, among other things, higher than targeted levels of non-performing assets, charge-offs and provisions for credit losses, and may subject the Corporation to further risk from loan defaults and foreclosures; the impact of changes in accounting standards or assumptions in applying those standards, including the continuing impact of the COVID-19 pandemic on forecasts of economic variables considered for the determination of the ACL required by the CECL accounting standard; the ability of FirstBank to realize the benefits of its net deferred tax assets; the ability of FirstBank to generate sufficient cash flow to make dividend payments to the Corporation; the impact of rising interest rates and inflation on the Corporation, including a decrease in demand for new mortgage loan originations and refinancings and increased competition for borrowers, which would likely pressure the Corporation’s margins and have an adverse impact on origination volumes and financial performance; adverse changes in general economic conditions in Puerto Rico, the U.S., and the U.S. and British Virgin Islands, including the interest rate environment, market liquidity, housing absorption rates, real estate prices, and disruptions in the U.S. capital markets, including as a result of the COVID-19 pandemic, which may further reduce interest margins, affect funding sources and demand for all of the Corporation’s products and services, and reduce the Corporation’s revenues and earnings and the value of the Corporation’s assets; the effect of changes in the interest rate environment, including the cessation of the London Interbank Offered Rate, which could adversely affect the Corporation’s results of operations, cash flows, and liquidity; an adverse change in the Corporation’s ability to attract new clients and retain existing ones; the risk that additional portions of the unrealized losses in the Corporation’s investment portfolio are determined to be credit-related, resulting in additional charges to the provision for credit losses on the Corporation’s exposure to the Puerto Rico government’s debt securities held as part of the available-for-sale securities portfolio with a fair value of $2.9 million ($3.6 million – amortized cost) and an allowance for credit losses of $0.3 million; uncertainty about legislative, tax or regulatory changes that affect financial services companies in Puerto Rico, the U.S., and the U.S. and British Virgin Islands, which could affect the Corporation’s financial condition or performance and could cause the Corporation’s actual results for future periods to differ materially from prior results and anticipated or projected results; changes in the fiscal and monetary policies and regulations of the U.S. federal government and the Puerto Rico and other governments, including those determined by the Federal Reserve Board, the Federal Reserve Bank of New York, the FDIC, government-sponsored housing agencies, and regulators in Puerto Rico and the U.S. and British Virgin Islands; the risk of possible failure or circumvention of the Corporation’s internal controls and procedures and the risk that the Corporation’s risk management policies may not be adequate; the Corporation’s ability to identify and prevent cyber-security incidents, such as data security breaches, ransomware, malware, “denial of service” attacks, “hacking” and identity theft, and the occurrence of any of which may result in misuse or misappropriation of confidential or proprietary information and could result in the disruption or damage to our systems, increased costs and losses or an adverse effect to our reputation; the risk that the FDIC may increase the deposit insurance premium and/or require special assessments to replenish its insurance fund, causing an additional increase in the Corporation’s non-interest expenses; the impact on the Corporation’s results of operations and financial condition of business acquisitions, such as the acquisition of BSPR, and dispositions; a need to recognize impairments on the Corporation’s financial instruments, goodwill and other intangible assets relating to business acquisitions, including as a result of the COVID-19 pandemic; the risk that the impact of the occurrence of any of these uncertainties on the Corporation’s capital would preclude further growth of FirstBank and preclude the Corporation’s Board of Directors from declaring dividends; uncertainty as to whether FirstBank will be able to continue to satisfy its regulators regarding, among other things, its asset quality, liquidity plans, maintenance of capital levels and compliance with applicable laws, regulations, and related requirements; and general competitive factors and industry consolidation. The Corporation does not undertake, and specifically disclaims any obligation, to update any “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements, except as required by the federal securities laws.

Basis of Presentation

Use of Non-GAAP Financial Measures

This press release contains GAAP financial measures and non-GAAP financial measures. Non-GAAP financial measures are used when management believes it to be helpful to an investor’s understanding of the Corporation’s results of operations or financial position. Where non-GAAP financial measures are used, the most comparable GAAP financial measure, as well as the reconciliation of the non-GAAP financial measure to the most comparable GAAP financial measure, can be found in the text or in the tables in or attached to this earnings release. Any analysis of these non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP.

Tangible Common Equity Ratio and Tangible Book Value per Common Share

The tangible common equity ratio and tangible book value per common share are non-GAAP financial measures that management believes are generally used by the financial community to evaluate capital adequacy. Tangible common equity is total equity less preferred equity, goodwill, core deposit intangibles, and other intangibles, such as the purchased credit card relationship intangible and the insurance customer relationship intangible. Tangible assets are total assets less goodwill, core deposit intangibles, and other intangibles, such as the purchased credit card relationship intangible and the insurance customer relationship intangible. Management uses and believe that many stock analysts use the tangible common equity ratio and tangible book value per common share in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase method of accounting for mergers and acquisitions. Accordingly, the Corporation believes that disclosure of these financial measures may be useful to investors. Neither tangible common equity nor tangible assets, or the related measures, should be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Corporation calculates its tangible common equity, tangible assets, and any other related measures may differ from that of other companies reporting measures with similar names.

Adjusted Pre-Tax, Pre-Provision Income

Adjusted pre-tax, pre-provision income is a non-GAAP performance metric that management uses and believes that investors may find useful in analyzing underlying performance trends, particularly in times of economic stress, including as a result of natural catastrophes or health epidemics, such as the COVID-19 pandemic in 2020 and 2021. Adjusted pre-tax, pre-provision income, as defined by management, represents income before income taxes adjusted to exclude the provisions for credit losses on loans, finance leases and debt securities and any gains or losses on sales of investment securities. In addition, from time to time, earnings are also adjusted for certain items regarded as Special Items, such as merger and restructuring costs in connection with the acquisition of BSPR and related integration and restructuring efforts, and costs incurred in connection with the COVID-19 pandemic response efforts, because management believes these items are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts.

The following table reconciles income before income taxes to adjusted pre-tax, pre-provision income for the years ended December 31, 2021 and 2020:

(Dollars in thousands)	Year Ended
	December 31,	December 31,
	2021	2020

Income before income taxes	$427,817	$116,323
Add: Provision for credit losses	(65,698)	170,985
Less: Net gain on sales of investment securities	-	(13,198)
Less: Benefit from hurricane-related insurance recoveries	-	(6,153)
Less: Gain on early extinguishment of debt	-	(94)
Add: COVID-19 pandemic-related expenses	2,958	5,411
Add: Merger and restructuring costs	26,435	26,509
Adjusted pre-tax, pre-provision income	$391,512	$299,783

Change from most recent prior year (amount)	$91,729	$15,855
Change from most recent prior year (percentage)	30.6%	5.6%

Net Interest Income, Excluding Valuations, and on a Tax-Equivalent Basis

Net interest income, interest rate spread, and net interest margin are reported excluding the changes in the fair value of derivative instruments and on a tax-equivalent basis in order to provide to investors additional information about the Corporation’s net interest income that management uses and believes should facilitate comparability and analysis of the periods presented. The changes in the fair value of derivative instruments have no effect on interest due or interest earned on interest-bearing liabilities or interest-earning assets, respectively. The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a marginal income tax rate. Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. Management believes that it is a standard practice in the banking industry to present net interest income, interest rate spread, and net interest margin on a fully tax-equivalent basis. This adjustment puts all earning assets, most notably tax-exempt securities and tax-exempt loans, on a common basis that management believes facilitates comparison of results to the results of peers.

The following table reconciles net interest income in accordance with GAAP to net interest income excluding valuations, and net interest income on a tax-equivalent basis for the fourth and third quarters of 2021, the fourth quarter of 2020, and the year ended December 31, 2021 and 2020. The table also reconciles net interest spread and net interest margin to these items excluding valuations, and on a tax-equivalent basis.

(Dollars in thousands)	Quarter Ended			Year Ended
	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Net Interest Income
Interest income - GAAP	$198,435	$200,172	$198,700	$794,708	$692,982
Unrealized gain on derivative instruments	(2)	(4)	(9)	(24)	(27)
Interest income excluding valuations	198,433	200,168	198,691	794,684	692,955
Tax-equivalent adjustment	6,208	6,864	5,308	23,753	21,059
Interest income on a tax-equivalent basis and excluding valuations	$204,641	$207,032	$203,999	$818,437	$714,014

Interest expense - GAAP	14,297	15,429	20,933	64,779	92,660

Net interest income - GAAP	$184,138	$184,743	$177,767	$729,929	$600,322

Net interest income excluding valuations	$184,136	$184,739	$177,758	$729,905	$600,295

Net interest income on a tax-equivalent basis and excluding valuations	$190,344	$191,603	$183,066	$753,658	$621,354

Average Balances
Loans and leases	$11,108,997	$11,223,926	$11,843,157	$11,413,149	$10,068,702
Total securities, other short-term investments and interest-bearing cash balances	9,140,313	9,134,121	6,057,360	8,180,944	4,411,880
Average interest-earning assets	$20,249,310	$20,358,047	$17,900,517	$19,594,093	$14,480,582

Average interest-bearing liabilities	$11,467,480	$11,718,557	$11,704,166	$11,778,841	$9,477,461

Average Yield/Rate
Average yield on interest-earning assets - GAAP	3.89%	3.90%	4.42%	4.06%	4.79%
Average rate on interest-bearing liabilities - GAAP	0.49%	0.52%	0.71%	0.55%	0.98%
Net interest spread - GAAP	3.40%	3.38%	3.71%	3.51%	3.81%
Net interest margin - GAAP	3.61%	3.60%	3.95%	3.73%	4.15%

Average yield on interest-earning assets excluding valuations	3.89%	3.90%	4.42%	4.06%	4.79%
Average rate on interest-bearing liabilities excluding valuations	0.49%	0.52%	0.71%	0.55%	0.98%
Net interest spread excluding valuations	3.40%	3.38%	3.71%	3.51%	3.81%
Net interest margin excluding valuations	3.61%	3.60%	3.95%	3.73%	4.15%

Average yield on interest-earning assets on a tax-equivalent basis and excluding valuations	4.01%	4.03%	4.53%	4.18%	4.93%
Average rate on interest-bearing liabilities excluding valuations	0.49%	0.52%	0.71%	0.55%	0.98%
Net interest spread on a tax-equivalent basis and excluding valuations	3.52%	3.51%	3.82%	3.63%	3.95%
Net interest margin on a tax-equivalent basis and excluding valuations	3.73%	3.73%	4.07%	3.85%	4.29%

Financial measures adjusted to exclude the effect of Special Items that management believes are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts.

To supplement the Corporation’s financial statements presented in accordance with GAAP, the Corporation uses, and believes that investors would benefit from disclosure of, non-GAAP financial measures that reflect adjustments to net income and non-interest expenses, and the components of each, to exclude items that management identifies as Special Items because management believes they are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts.

  Adjusted net income – The adjusted net income amounts for the fourth and third quarters of 2021 and the fourth quarter of 2020 reflect the following exclusions:

- Merger and restructuring costs of $1.9 million, $2.3 million, and $12.3 million recorded in the fourth quarter of 2021, third quarter of 2021, and fourth quarter of 2020, respectively, related to transaction costs and restructuring initiatives in connection with the acquisition of BSPR.

- COVID-19 pandemic-related expenses of $4 thousand, $0.6 million and $1.1 million in the fourth quarter of 2021, third quarter of 2021, and fourth quarter of 2020, respectively.

- Loss of $0.2 million on the sales of U.S. agencies MBS and U.S. Treasury Notes recorded in the fourth quarter of 2020 and third quarter of 2020, respectively.

- The tax-related effects of all of the pre-tax items mentioned in the above bullets as follows:

  Tax benefit of $0.7 million, $0.9 million and $4.6 million in the fourth quarter of 2021, third quarter of 2021, and fourth quarter of 2020, respectively, related to merger and restructuring costs in connection with the acquisition of BSPR (calculated based on the statutory tax rate of 37.5%).
  Tax benefit of $2 thousand, $0.2 million, and $0.4 million in the fourth quarter of 2021, third quarter of 2021, and fourth quarter of 2020, respectively, in connection with COVID-19 pandemic-related expenses (calculated based on the statutory tax rate of 37.5%).
  No tax benefit was recorded for the loss on sales of U.S. agencies MBS in the fourth quarter of 2020. Those sales consisted of tax-exempt securities or were recorded at the tax-exempt international banking entity subsidiary level.

  Adjusted non-interest expenses – The following tables reconcile for the fourth quarter of 2021 and third quarter of 2021 the non-interest expenses to adjusted non-interest expenses, which is a non-GAAP financial measure that excludes the relevant Special Items identified above:

(In thousands)

Fourth Quarter 2021	Non-Interest Expenses (GAAP)	Merger and Restructuring Costs	COVID-19 Pandemic-Related Expenses	Adjusted (Non-GAAP)

Non-interest expenses	$111,465	$1,853	$4	$109,608
Employees' compensation and benefits	49,681	-	20	49,661
Occupancy and equipment	21,589	-	(6)	21,595
Business promotion	5,794	-	-	5,794
Professional service fees	11,937	-	-	11,937
Taxes, other than income taxes	5,138	-	(10)	5,148
Insurance and supervisory fees	3,380	-	-	3,380
Net gain on other real estate owned operations	(1,631)	-	-	(1,631)
Merger and restructuring costs	1,853	1,853	-	-
Other non-interest expenses	13,724	-	-	13,724

(In thousands)
Third Quarter 2021	Non-Interest Expenses (GAAP)	Merger and Restructuring Costs	COVID-19 Pandemic-Related Expenses	Adjusted (Non-GAAP)

Non-interest expenses	$114,036	$2,268	$640	$111,128
Employees' compensation and benefits	50,220	-	10	50,210
Occupancy and equipment	23,306	-	576	22,730
Business promotion	3,370	-	-	3,370
Professional service fees	13,554	-	-	13,554
Taxes, other than income taxes	5,238	-	49	5,189
Insurance and supervisory fees	3,630	-	-	3,630
Net gain on other real estate owned operations	(2,288)	-	-	(2,288)
Merger and restructuring costs	2,268	2,268	-	-
Other non-interest expenses	14,738	-	5	14,733
.

  ACL on loans and finance leases to adjusted total loans held for investment ratio - The following table reconciles the ratio of the ACL on loans and finance leases to adjusted total loans held for investment, excluding SBA PPP loans, as of December 31, 2021 and September 30, 2021:

	Allowance for credit losses for loans and finance leases to Loans Held for Investment (GAAP to Non-GAAP reconciliation)

	As of December 31, 2021

(In thousands)	Allowance for Credit Losses for Loans and Finance Leases	Loans Held for Investment

Allowance for credit losses for loans and finance leases and loans held for investment (GAAP)	$269,030	$11,060,658
Less:
SBA PPP loans	-	145,019
Allowance for credit losses for loans and finance leases and adjusted loans held for investment, excluding SBA PPP loans (Non-GAAP)	$269,030	$10,915,639

Allowance for credit losses for loans and finance leases to loans held for investment (GAAP)	2.43%
Allowance for credit losses for loans and finance leases to adjusted loans held for investment, excluding SBA PPP loans (Non-GAAP)	2.46%

	Allowance for credit losses for loans and finance leases to Loans Held for Investment (GAAP to Non-GAAP reconciliation)

	As of September 30, 2021

(In thousands)	Allowance for Credit Losses for Loans and Finance Leases	Loans Held for Investment

Allowance for credit losses for loans and finance leases and loans held for investment (GAAP)	$288,360	$11,140,582
Less:
SBA PPP loans	-	218,360
Allowance for credit losses for loans and finance leases and adjusted loans held for investment, excluding SBA PPP loans (Non-GAAP)	$288,360	$10,922,222

Allowance for credit losses for loans and finance leases to loans held for investment (GAAP)	2.59%
Allowance for credit losses for loans and finance leases to adjusted loans held for investment, excluding SBA PPP loans (Non-GAAP)	2.64%

Management believes that the presentation of adjusted net income, adjusted non-interest expenses and adjustments to the various components of non-interest expenses, and the ratio of allowance for credit losses to adjusted total loans held for investment enhances the ability of analysts and investors to analyze trends in the Corporation’s business and understand the performance of the Corporation. In addition, the Corporation may utilize these non-GAAP financial measures as guides in its budgeting and long-term planning process.

FIRST BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	As of
	December 31,	September 30,	December 31,
(In thousands, except for share information)	2021	2021	2020
ASSETS

Cash and due from banks	$2,540,376	$2,655,491	$1,433,261

Money market investments:
Time deposits with other financial institutions	300	300	300
Other short-term investments	2,382	2,382	60,272
Total money market investments	2,682	2,682	60,572

Investment securities available for sale, at fair value (allowance for credit losses of $1,105 as of December 31, 2021;
$1,157 as of September 30, 2021; $1,310 as of December 31, 2020)	6,453,761	6,689,479	4,647,019

Investment securities held to maturity, at amortized cost, net of allowance for credit losses of $8,571 as of December 31, 2021;
$8,317 as of September 30, 2021, and $8,845 as of December 31, 2020	169,562	169,488	180,643

Equity securities	32,169	37,427	37,588

Total investment securities	6,655,492	6,896,394	4,865,250

Loans, net of allowance for credit losses of $269,030 (September 30, 2021 - $288,360; December 31, 2020 - $385,887)	10,791,628	10,852,222	11,391,402
Loans held for sale, at lower of cost or market	35,155	30,681	50,289
Total loans, net	10,826,783	10,882,903	11,441,691

Premises and equipment, net	146,417	149,894	158,209
Other real estate owned	40,848	43,798	83,060
Accrued interest receivable on loans and investments	61,507	58,454	69,505
Deferred tax asset, net	208,482	243,447	329,261
Goodwill	38,611	38,611	38,632
Intangible assets	29,934	32,689	40,893
Other assets	234,143	251,791	272,737
Total assets	$20,785,275	$21,256,154	$18,793,071

LIABILITIES

Deposits:
Non-interest-bearing deposits	$7,027,513	$7,097,313	$4,546,123
Interest-bearing deposits	10,757,381	10,887,345	10,771,260
Total deposits	17,784,894	17,984,658	15,317,383
Securities sold under agreements to repurchase	300,000	300,000	300,000
Advances from the FHLB	200,000	320,000	440,000
Other borrowings	183,762	183,762	183,762
Accounts payable and other liabilities	214,852	269,769	276,747
Total liabilities	18,683,508	19,058,189	16,517,892

STOCKHOLDERS' EQUITY

Preferred Stock, at aggregate liquidation preference value	-	36,104	36,104

Common stock, $0.10 par value, authorized 2,000,000,000 shares; issued, 223,663,116 shares
(September 30, 2021 - 223,655,186 shares issued; December 31,2020 - 223,034,348 shares issued)	22,366	22,366	22,303
Less: Treasury stock (at par value)	(2,183)	(1,716)	(480)

Common stock outstanding, 201,826,505 shares outstanding
(September 30, 2021 - 206,495,900 shares outstanding; December 31, 2020 - 218,235,064 shares outstanding)	20,183	20,650	21,823
Additional paid-in capital	738,288	799,132	946,476
Retained earnings	1,427,295	1,375,797	1,215,321
Accumulated other comprehensive (loss) income	(83,999)	(33,718)	55,455
Total stockholders' equity	2,101,767	2,197,965	2,275,179
Total liabilities and stockholders' equity	$20,785,275	$21,256,154	$18,793,071

FIRST BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(In thousands, except per share information)	2021	2021	2020	2021	2020

Net interest income:
Interest income	$198,435	$200,172	$198,700	$794,708	$692,982
Interest expense	14,297	15,429	20,933	64,779	92,660
Net interest income	184,138	184,743	177,767	729,929	600,322
Provision for credit losses (benefit) expense:
Loans	(12,241)	(8,734)	10,186	(61,720)	168,717
Unfunded loan commitments	(222)	(971)	(1,176)	(3,568)	1,183
Debt securities	254	(2,377)	(1,319)	(410)	1,085
Provision for credit losses (benefit) expense	(12,209)	(12,082)	7,691	(65,698)	170,985
Net interest income after provision for credit losses	196,347	196,825	170,076	795,627	429,337

Non-interest income:
Service charges on deposit accounts	9,502	8,690	8,332	35,284	24,612
Mortgage banking activities	5,223	6,098	7,551	24,998	22,124
Net (loss) gain on investments	-	-	(182)	-	13,198
Gain on early extinguishment of debt	-	-	-	-	94
Other non-interest income	15,653	15,158	14,499	60,882	51,198
Total non-interest income	30,378	29,946	30,200	121,164	111,226

Non-interest expenses:
Employees' compensation and benefits	49,681	50,220	51,618	200,457	177,073
Occupancy and equipment	21,589	23,306	24,066	93,253	74,633
Business promotion	5,794	3,370	3,163	15,359	12,145
Professional service fees	11,937	13,554	17,309	59,956	52,633
Taxes, other than income taxes	5,138	5,238	5,795	22,151	17,762
Insurance and supervisory fees	3,380	3,630	4,620	15,642	12,813
Net (gain) loss on other real estate owned operations	(1,631)	(2,288)	580	(2,160)	3,598
Merger and restructuring costs	1,853	2,268	12,321	26,435	26,509
Other non-interest expenses	13,724	14,738	15,290	57,881	47,074
Total non-interest expenses	111,465	114,036	134,762	488,974	424,240

Income before income taxes	115,260	112,735	65,514	427,817	116,323
Income tax expense	(41,621)	(37,057)	(15,376)	(146,792)	(14,050)

Net income	$73,639	$75,678	$50,138	$281,025	$102,273

Net income attributable to common stockholders	$71,959	$75,009	$49,469	$277,338	$99,597

Earnings per common share:

Basic	$0.35	$0.36	$0.23	$1.32	$0.46
Diluted	$0.35	$0.36	$0.23	$1.31	$0.46

About First BanCorp.

First BanCorp. is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the U.S. and the British Virgin Islands and Florida, and of FirstBank Insurance Agency. Among the subsidiaries of FirstBank Puerto Rico are First Federal Finance Corp. and First Express, both small loan companies. First BanCorp.’s shares of common stock trade on the New York Stock Exchange under the symbol FBP. Additional information about First BanCorp. may be found at www.1firstbank.com.

EXHIBIT A

Table 1 – Selected Financial Data

(In thousands, except per share amounts and financial ratios)	Quarter Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2021	2021	2020	2021	2020
Condensed Income Statements:
Total interest income	$198,435	$200,172	$198,700	$794,708	$692,982
Total interest expense	14,297	15,429	20,933	64,779	92,660
Net interest income	184,138	184,743	177,767	729,929	600,322
Provision for credit losses (benefit) expense	(12,209)	(12,082)	7,691	(65,698)	170,985
Non-interest income	30,378	29,946	30,200	121,164	111,226
Non-interest expenses	111,465	114,036	134,762	488,974	424,240
Income before income taxes	115,259	112,735	65,514	427,816	116,323
Income tax expense	(41,621)	(37,057)	(15,376)	(146,792)	(14,050)
Net income	73,639	75,678	50,138	281,025	102,273
Net income attributable to common stockholders	71,959	75,009	49,469	277,338	99,597

Per Common Share Results:
Net earnings per share - basic	$0.35	$0.36	$0.23	$1.32	$0.46
Net earnings per share - diluted	$0.35	$0.36	$0.23	$1.31	$0.46
Cash dividends declared	$0.10	$0.07	$0.05	$0.31	$0.20
Average shares outstanding	203,344	206,725	216,987	210,122	216,904
Average shares outstanding diluted	204,705	207,796	218,071	211,300	217,668
Book value per common share	$10.41	$10.47	$10.26	$10.41	$10.26
Tangible book value per common share (1)	$10.07	$10.12	$9.90	$10.07	$9.90

Selected Financial Ratios (In Percent):

Profitability:
Return on Average Assets	1.40	1.42	1.06	1.38	0.67
Interest Rate Spread (2)	3.52	3.51	3.82	3.63	3.95
Net Interest Margin (2)	3.73	3.73	4.07	3.85	4.29
Return on Average Total Equity	13.40	13.43	8.91	12.56	4.59
Return on Average Common Equity	13.24	13.53	8.93	12.58	4.54
Average Total Equity to Average Total Assets	10.46	10.61	11.95	11.02	14.64
Total capital	20.50	20.67	20.37	20.50	20.37
Common equity Tier 1 capital	17.80	17.62	17.31	17.80	17.31
Tier 1 capital	17.80	17.92	17.61	17.80	17.61
Leverage	10.14	10.17	11.26	10.14	11.26
Tangible common equity ratio (1)	9.81	9.87	11.54	9.81	11.54
Dividend payout ratio	28.26	19.29	21.93	23.49	43.56
Efficiency ratio (3)	51.96	53.12	64.80	57.45	59.62

Asset Quality:
Allowance for credit losses on loans and finance leases to loans held for investment	2.43	2.59	3.28	2.43	3.28
Net charge-offs (annualized) to average loans	0.26	0.99	0.30	0.48	0.48
Provision for credit losses for loans and finance leases (benefit) expense to net charge-offs	(172.67)	(31.34)	112.96	(111.94)	352.39
Non-performing assets to total assets	0.76	0.81	1.56	0.76	1.56
Nonaccrual loans held for investment to total loans held for investment	1.00	1.10	1.74	1.00	1.74
Allowance for credit losses on loans and finance leases to total nonaccrual loans held for investment	242.99	236.09	188.16	242.99	188.16
Allowance for credit losses on loans and finance leases to total nonaccrual loans held for investment, excluding residential real estate loans	483.95	468.48	484.04	483.95	484.04

Other Information:
Common Stock Price: End of period	$13.78	$13.15	$9.22	$13.78	$9.22
1- Non-GAAP financial measure. See page 17 for GAAP to Non-GAAP reconciliations.
2- On a tax-equivalent basis and excluding changes in the fair value of derivative instruments (Non-GAAP financial measure). See page 22 for GAAP to Non-GAAP reconciliations and refer to discussions in Tables 2 and 3 below.
3- Non-interest expenses to the sum of net interest income and non-interest income. The denominator includes non-recurring income and changes in the fair value of derivative instruments.

Table 2 – Quarterly Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax-Equivalent Basis)

(Dollars in thousands)
	Average volume			Interest income (1) / expense			Average rate (1)
	December 31,	September 30,	December 31,	December 31,	September 30,	December 31,	December 31,	September 30,	December 31,
Quarter ended	2021	2021	2020	2021	2021	2020	2021	2021	2020

Interest-earning assets:
Money market & other short-term investments	$2,350,719	$2,514,882	$1,732,372	$912	$968	$438	0.15%	0.15%	0.10%
Government obligations (2)	2,585,069	2,325,835	1,159,053	7,431	7,044	5,768	1.14%	1.20%	1.98%
MBS	4,166,861	4,255,171	3,127,296	15,986	17,091	10,809	1.52%	1.59%	1.38%
FHLB stock	26,103	27,080	31,937	300	327	432	4.56%	4.79%	5.38%
Other investments	11,561	11,153	6,702	16	30	10	0.53%	1.07%	0.59%
Total investments (3)	9,140,313	9,134,121	6,057,360	24,645	25,460	17,457	1.07%	1.11%	1.15%
Residential mortgage loans	3,069,075	3,193,918	3,615,018	42,633	43,901	47,975	5.51%	5.45%	5.28%
Construction loans	165,067	171,088	198,377	2,236	2,178	2,575	5.37%	5.05%	5.16%
C&I and commercial mortgage loans	5,028,753	5,104,362	5,444,469	63,202	64,835	68,201	4.99%	5.04%	4.98%
Finance leases	561,423	528,893	463,973	10,395	9,945	8,500	7.35%	7.46%	7.29%
Consumer loans	2,284,679	2,225,665	2,121,320	61,530	60,713	59,291	10.68%	10.82%	11.12%
Total loans (4) (5)	11,108,997	11,223,926	11,843,157	179,996	181,572	186,542	6.43%	6.42%	6.27%
Total interest-earning assets	$20,249,310	$20,358,047	$17,900,517	$204,641	$207,032	$203,999	4.01%	4.03%	4.53%

Interest-bearing liabilities:
Brokered CDs	$106,275	$126,775	$253,508	$561	$664	$1,417	2.09%	2.08%	2.22%
Other interest-bearing deposits	10,573,790	10,788,020	10,511,135	8,115	9,018	14,232	0.30%	0.33%	0.54%
Other borrowed funds	485,676	483,762	483,762	3,850	3,848	2,689	3.15%	3.16%	2.21%
FHLB advances	301,739	320,000	455,761	1,771	1,899	2,595	2.33%	2.35%	2.27%
Total interest-bearing liabilities	$11,467,480	$11,718,557	$11,704,166	$14,297	$15,429	$20,933	0.49%	0.52%	0.71%
Net interest income				$190,344	$191,603	$183,066
Interest rate spread							3.52%	3.51%	3.82%
Net interest margin							3.73%	3.73%	4.07%

1- On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less the Puerto Rico statutory tax rate of 37.5% and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments are excluded from interest income because the changes in valuation do not affect interest paid or received. See page 22 for GAAP to Non-GAAP reconciliations.

2- Government obligations include debt issued by government-sponsored agencies.

3- Unrealized gains and losses on available-for-sale securities are excluded from the average volumes.

4- Average loan balances include the average of non-performing loans.

5- Interest income on loans includes $2.7 million for each of the quarters ended December 31, 2021, September 30, 2021 and December 31, 2020, respectively, of income from prepayment penalties and late fees related to the Corporation's loan portfolio.

Table 3 – Year-to-Date Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax-Equivalent Basis)

(Dollars in thousands)
	Average volume		Interest income (1) / expense		Average rate (1)
	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
Year Ended	2021	2020	2021	2020	2021	2020

Interest-earning assets:
Money market & other short-term investments	$2,012,617	$1,258,683	$2,662	$3,388	0.13%	0.27%
Government obligations (2)	2,065,522	878,537	27,058	21,222	1.31%	2.42%
MBS	4,064,343	2,236,262	57,159	48,683	1.41%	2.18%
FHLB stock	28,208	32,160	1,394	1,959	4.94%	6.09%
Other investments	10,254	6,238	61	41	0.59%	0.66%
Total investments (3)	8,180,944	4,411,880	88,334	75,293	1.08%	1.71%
Residential mortgage loans	3,277,087	3,119,400	177,747	166,019	5.42%	5.32%
Construction loans	181,470	168,967	12,766	9,094	7.03%	5.38%
C&I and commercial mortgage loans	5,228,150	4,387,419	261,333	214,830	5.00%	4.90%
Finance leases	518,757	440,796	38,532	32,515	7.43%	7.38%
Consumer loans	2,207,685	1,952,120	239,725	216,263	10.86%	11.08%
Total loans (4) (5)	11,413,149	10,068,702	730,103	638,721	6.40%	6.34%
Total interest-earning assets	$19,594,093	$14,480,582	$818,437	$714,014	4.18%	4.93%

Interest-bearing liabilities:
Brokered CDs	$141,959	$357,965	$2,982	$7,989	2.10%	2.23%
Other interest-bearing deposits	10,798,583	8,130,111	38,500	60,399	0.36%	0.74%
Loans payable	-	8,415	-	21	0.00%	0.25%
Other borrowed funds	484,244	475,492	15,098	13,000	3.12%	2.73%
FHLB advances	354,055	505,478	8,199	11,251	2.32%	2.23%
Total interest-bearing liabilities	$11,778,841	$9,477,461	$64,779	$92,660	0.55%	0.98%
Net interest income			$753,658	$621,354
Interest rate spread					3.63%	3.95%
Net interest margin					3.85%	4.29%

1- On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less the Puerto Rico statutory tax rate of 37.5% and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments are excluded from interest income because the changes in valuation do not affect interest paid or received. See page 22 for GAAP to Non-GAAP reconciliation.

2- Government obligations include debt issued by government-sponsored agencies.

3- Unrealized gains and losses on available-for-sale securities are excluded from the average volumes.

4- Average loan balances include the average of non-performing loans.

5- Interest income on loans includes $10.5 million and $7.3 million for the years ended December 31, 2021 and 2020, respectively, of income from prepayment penalties and late fees related to the Corporation's loan portfolio.

Table 4 – Non-Interest Income

	Quarter Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(In thousands)	2021	2021	2020	2021	2020

Service charges on deposit accounts	$9,502	$8,690	$8,332	$35,284	$24,612
Mortgage banking activities	5,223	6,098	7,551	24,998	22,124
Insurance income	2,170	2,318	1,928	11,945	9,364
Other operating income	13,483	12,840	12,571	48,937	41,834

Non-interest income before net (loss) gain on sales of investment securities and gain on early extinguishment of debt	30,378	29,946	30,382	121,164	97,934

Net (loss) gain on sales of investment securities	-	-	(182)	-	13,198
Gain on early extinguishment of debt	-	-	-	-	94
	$30,378	$29,946	$30,200	$121,164	$111,226

Table 5 – Non-Interest Expenses

	Quarter Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2021	2021	2020	2021	2020

Employees' compensation and benefits	$49,681	$50,220	$51,618	$200,457	$177,073
Occupancy and equipment	21,589	23,306	24,066	93,253	74,633
Deposit insurance premium	1,253	1,381	1,900	6,544	6,488
Other insurance and supervisory fees	2,127	2,249	2,720	9,098	6,325
Taxes, other than income taxes	5,138	5,238	5,795	22,151	17,762
Collections, appraisals and other credit related fees	874	1,451	1,218	4,715	5,563
Outsourcing technology services	7,909	8,878	12,524	41,106	33,974
Other professional fees	3,154	3,225	3,567	14,135	13,096
Credit and debit card processing expenses	5,523	5,573	6,397	22,169	19,144
Business promotion	5,794	3,370	3,163	15,359	12,145
Communications	2,268	2,250	2,462	9,387	8,437
Net (gain) loss on OREO operations	(1,631)	(2,288)	580	(2,160)	3,598
Merger and restructuring costs	1,853	2,268	12,321	26,435	26,509
Other	5,933	6,915	6,431	26,325	19,493
Total	$111,465	$114,036	$134,762	$488,974	$424,240

Table 6 – Selected Balance Sheet Data

(In thousands)	As of
	December 31,	September 30,	December 31,
	2021	2021	2020
Balance Sheet Data:
Loans, including loans held for sale	$11,095,813	$11,171,263	$11,827,578
Allowance for credit losses for loans and finance leases	269,030	288,360	385,887
Money market and investment securities, net of allowance for credit losses for debt securities	6,658,174	6,899,076	4,925,822
Intangible assets	68,545	71,300	79,525
Deferred tax asset, net	208,482	243,447	329,261
Total assets	20,785,275	21,256,154	18,793,071
Deposits	17,784,894	17,984,658	15,317,383
Borrowings	683,762	803,762	923,762
Total preferred equity	-	36,104	36,104
Total common equity	2,185,766	2,195,579	2,183,620
Accumulated other comprehensive (loss) income, net of tax	(83,999)	(33,718)	55,455
Total equity	2,101,767	2,197,965	2,275,179

Table 7 – Loan Portfolio

Composition of the loan portfolio including loans held for sale, at period-end.

(In thousands)	As of
	December 31,	September 30,	December 31,
	2021	2021	2020

Residential mortgage loans	$2,978,895	$3,095,015	$3,521,954

Commercial loans:
Construction loans	138,999	170,208	212,500
Commercial mortgage loans	2,167,469	2,136,502	2,230,602
Commercial and Industrial loans	2,887,251	2,932,712	3,202,590
Commercial loans	5,193,719	5,239,422	5,645,692

Finance leases	575,005	548,837	472,989

Consumer loans	2,313,039	2,257,308	2,136,654
Loans held for investment	11,060,658	11,140,582	11,777,289
Loans held for sale	35,155	30,681	50,289
Total loans	$11,095,813	$11,171,263	$11,827,578

Table 8 – Loan Portfolio by Geography

(In thousands)	As of December 31, 2021
	Puerto Rico	Virgin Islands	United States	Consolidated

Residential mortgage loans	$2,361,322	$188,251	$429,322	$2,978,895

Commercial loans:
Construction loans	38,789	4,344	95,866	138,999
Commercial mortgage loans	1,635,137	67,094	465,238	2,167,469
Commercial and Industrial loans	1,867,082	79,515	940,654	2,887,251
Commercial loans	3,541,008	150,953	1,501,758	5,193,719

Finance leases	575,005	-	-	575,005

Consumer loans	2,245,097	52,282	15,660	2,313,039
Loans held for investment	8,722,432	391,486	1,946,740	11,060,658

Loans held for sale	33,002	177	1,976	35,155
Total loans	$8,755,434	$391,663	$1,948,716	$11,095,813

(In thousands)	As of September 30, 2021
	Puerto Rico	Virgin Islands	United States	Consolidated

Residential mortgage loans	$2,450,624	$190,539	$453,852	$3,095,015

Commercial loans:
Construction loans	45,666	4,471	120,071	170,208
Commercial mortgage loans	1,644,633	64,665	427,204	2,136,502
Commercial and Industrial loans	1,847,057	114,494	971,161	2,932,712
Commercial loans	3,537,356	183,630	1,518,436	5,239,422

Finance leases	548,837	-	-	548,837

Consumer loans	2,187,584	51,913	17,811	2,257,308
Loans held for investment	8,724,401	426,082	1,990,099	11,140,582

Loans held for sale	29,205	830	646	30,681
Total loans	$8,753,606	$426,912	$1,990,745	$11,171,263

(In thousands)	As of December 31, 2020
	Puerto Rico	Virgin Islands	United States	Consolidated

Residential mortgage loans	$2,788,827	$213,376	$519,751	$3,521,954

Commercial loans:
Construction loans	73,619	11,397	127,484	212,500
Commercial mortgage loans	1,793,095	60,129	377,378	2,230,602
Commercial and Industrial loans	2,135,291	129,440	937,859	3,202,590
Commercial loans	4,002,005	200,966	1,442,721	5,645,692

Finance leases	472,989	-	-	472,989

Consumer loans	2,058,217	51,726	26,711	2,136,654
Loans held for investment	9,322,038	466,068	1,989,183	11,777,289

Loans held for sale	44,994	681	4,614	50,289
Total loans	$9,367,032	$466,749	$1,993,797	$11,827,578

Table 9 – Non-Performing Assets

	As of
(Dollars in thousands)	December 31,	September 30,	December 31,
	2021	2021	2020
Nonaccrual loans held for investment:
Residential mortgage	$55,127	$60,589	$125,367
Commercial mortgage	25,337	26,812	29,611
Commercial and Industrial	17,135	18,990	20,881
Construction	2,664	6,093	12,971
Consumer and Finance leases	10,454	9,657	16,259
Total nonaccrual loans held for investment	110,717	122,141	205,089

OREO	40,848	43,798	83,060
Other repossessed property	3,687	3,550	5,357
Other assets (1)	2,850	2,894	-
Total non-performing assets (2)	$158,102	$172,383	$293,506

Past-due loans 90 days and still accruing (3)	$115,448	$148,322	$146,889
Allowance for credit losses on loans	$269,030	$288,360	$385,887
Allowance for credit losses on loans to total nonaccrual loans held for investment	242.99%	236.09%	188.16%
Allowance for credit losses on loans to total nonaccrual loans held for investment, excluding residential real estate loans	483.95%	468.48%	484.04%

(1)

Residential pass-through MBS issued by the Puerto Rico Housing Finance Authority held as part of the available-for-sale investment securities portfolio with an amortized cost of $3.6 million, recorded on the Corporation's books at its fair value of $2.9 million.

(2)

Excludes PCD loans previously accounted for under ASC 310-30 for which the Corporation made the accounting policy election of maintaining pools of loans accounted for under ASC 310-30 as "units of account" both at the time of adoption of CECL on January 1, 2020 and on an ongoing basis for credit loss measurement. These loans accrete interest income based on the effective interest rate of the loan pools determined at the time of adoption of CECL and will continue to be excluded from nonaccrual loan statistics as long as the Corporation can reasonably estimate the timing and amount of cash flows expected to be collected on the loan pools. The amortized cost of such loans as of December 31, 2021, September 30,2021, and December 31, 2020, amounted to $117.5 million, $120.7 million, and $130.9 million, respectively.

(3)

These include rebooked loans, which were previously pooled into GNMA securities, amounting to $7.2 million (September 30, 2021 - $8.5 million; December 31, 2020 - $10.7 million). Under the GNMA program, the Corporation has the option but not the obligation to repurchase loans that meet GNMA's specified delinquency criteria. For accounting purposes, the loans subject to the repurchase option are required to be reflected on the financial statements with an offsetting liability.

Table 10 – Non-Performing Assets by Geography

	As of
(In thousands)	December 31,	September 30,	December 31,
	2021	2021	2020
Puerto Rico:
Nonaccrual loans held for investment:
Residential mortgage	$39,256	$41,309	$101,763
Commercial mortgage	15,503	16,839	18,733
Commercial and Industrial	14,708	16,799	18,876
Construction	1,198	4,604	5,323
Finance leases	866	698	1,466
Consumer	9,311	8,511	13,615
Total nonaccrual loans held for investment	80,842	88,760	159,776

OREO	36,750	39,375	78,618
Other repossessed property	3,456	3,333	5,120
Other assets (1)	2,850	2,894	-
Total non-performing assets (2)	$123,898	$134,362	$243,514
Past-due loans 90 days and still accruing (3)	$114,001	$146,823	$144,619

Virgin Islands:
Nonaccrual loans held for investment:
Residential mortgage	$8,719	$10,491	$9,182
Commercial mortgage	9,834	9,973	10,878
Commercial and Industrial	1,476	1,415	1,444
Construction	1,466	1,489	7,648
Consumer	144	88	354
Total nonaccrual loans held for investment	21,639	23,456	29,506

OREO	3,450	4,189	4,411
Other repossessed property	187	175	109
Total non-performing assets	$25,276	$27,820	$34,026
Past-due loans 90 days and still accruing	$1,265	$1,249	$2,020

United States:
Nonaccrual loans held for investment:
Residential mortgage	$7,152	$8,789	$14,422
Commercial and Industrial	951	776	561
Consumer	133	360	824
Total nonaccrual loans held for investment	8,236	9,925	15,807

OREO	648	234	31
Other repossessed property	44	42	128
Total non-performing assets	$8,928	$10,201	$15,966
Past-due loans 90 days and still accruing	$182	$250	$250
(1)

Residential pass-through MBS issued by the Puerto Rico Housing Finance Authority held as part of the available-for-sale investment securities portfolio with an amortized cost of $3.6 million, recorded on the Corporation's books at its fair value of $2.9 million.

(2)

Excludes PCD loans previously accounted for under ASC 310-30 for which the Corporation made the accounting policy election of maintaining pools of loans accounted for under ASC 310-30 as "units of account" both at the time of adoption of CECL on January 1, 2020 and on an ongoing basis for credit loss measurement. These loans accrete interest income based on the effective interest rate of the loan pools determined at the time of adoption of CECL and will continue to be excluded from nonaccrual loan statistics as long as the Corporation can reasonably estimate the timing and amount of cash flows expected to be collected on the loan pools. The amortized cost of such loans as of December 31, 2021, September 30,2021, and December 31, 2020, amounted to $117.5 million, $120.7 million, and $130.9 million, respectively.

(3)

These include rebooked loans, which were previously pooled into GNMA securities, amounting to $7.2 million (September 30, 2021 - $8.5 million; December 31, 2020 - $10.7 million). Under the GNMA program, the Corporation has the option but not the obligation to repurchase loans that meet GNMA's specified delinquency criteria. For accounting purposes, the loans subject to the repurchase option are required to be reflected on the financial statements with an offsetting liability.

Table 11 – Allowance for Credit Losses for Loans and Finance Leases

	Quarter Ended				Year Ended
(Dollars in thousands)	December 31,	September 30,		December 31,	December 31,		December 31,
	2021	2021		2020	2021		2020

Allowance for credit losses on loans and finance leases, beginning balance	$288,360	$324,958		$384,718	$385,887		$155,139
Impact of adopting CECL	-	-		-	-		81,165
Allowance for credit losses on loans and finance leases, beginning balance after CECL adoption	288,360	324,958		384,718	385,887		236,304
Provision for credit losses on loans and finance leases (benefit) expense	(12,241)	(8,734)		10,186	(61,720)		168,717
Initial allowance on PCD loans	-	-		-	-		28,744
Net (charge-offs) recoveries of loans:
Residential mortgage	(988)	(23,450)	(1)	(1,642)	(28,517)	(1)	(9,498)
Commercial mortgage	(56)	(386)		1,769	(1,213)		(1,394)
Commercial and Industrial	(702)	327		(367)	4,889		(442)
Construction	12	35		102	76		108
Consumer and finance leases	(5,355)	(4,390)		(8,879)	(30,372)		(36,652)
Net charge-offs	(7,089)	(27,864)		(9,017)	(55,137)		(47,878)
Allowance for credit losses on loans and finance leases, end of period	$269,030	$288,360		$385,887	$269,030		$385,887

Allowance for credit losses on loans and finance leases to period end total loans held for investment	2.43%	2.59%		3.28%	2.43%		3.28%
Net charge-offs (annualized) to average loans outstanding during the period (2)	0.26%	0.99%		0.30%	0.48%		0.48%
Provision for credit losses on loans and finance leases to net charge-offs during the period	-1.73x	-0.31x		1.13x	-1.12x		3.52x
(1) Includes net charge-offs totaling $23.1 million associated with the bulk sale of residential mortgage nonaccrual loans and related servicing advance receivables.
(2) Excluding net charge-offs associated with the bulk sale, total net charge-offs to average loans for the third quarter and year ended 2021 was 0.17% and 0.28%, respectively.

Table 12 – Net Charge-Offs to Average Loans

			Year Ended
	December 31,		December 31,	December 31,	December 31,	December 31,
	2021		2020	2019	2018	2017

Residential mortgage	0.87%	(1)	0.30%	0.66%	0.67%	0.79%

Commercial mortgage	0.06%		0.08%	0.97%	1.03%	2.42%

Commercial and Industrial	-0.16%		0.02%	0.16%	0.38%	0.66%

Construction	-0.04%		-0.06%	-0.28%	6.75%	2.05%

Consumer and finance leases	1.11%		1.53%	2.05%	2.31%	2.12%

Total loans	0.48%	(1)	0.48%	0.91%	1.09%	1.33%
(1)

Includes net charge-offs totaling $23.1 million associated with the bulk sale of residential mortgage nonaccrual loans and related servicing advance receivables. Excluding net charge-offs associated with the bulk sale, residential mortgage and total net charge-offs to related average loans for the year ended 2021 was 0.17% and 0.28%, respectively.

Contacts

First BanCorp.
Ramon Rodriguez
Senior Vice President
Corporate Strategy and Investor Relations
ramon.rodriguez@firstbankpr.com
(787) 729-8200 Ext. 82179